UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

PubMatic, Inc.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PubMatic, Inc.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD AT 9:00 A.M. PACIFIC TIME ON FRIDAY, MAY 30, 2025
To Our Stockholders:
NOTICE IS HEREBY GIVEN that the 2025 annual meeting of stockholders (the “Annual Meeting”) of PubMatic, Inc. (the “Company” or “PubMatic”) will be held via a virtual meeting on Friday, May 30, 2025 at 9:00 a.m. Pacific Time. You can attend the Annual Meeting via the internet and vote your shares electronically and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/PUBM2025. You will need to have your 16-digit control number included on your Notice of Internet Availability of Proxy Materials (the “Notice”) or your proxy card (if you received a printed copy of the proxy materials) to join the Annual Meeting.
The Company is holding the Annual Meeting to:
(1)
Elect eight directors, each to serve until the 2026 annual meeting of stockholders and until his or her successor has been elected and qualified or until his or her earlier death, resignation, or removal;

(2)	Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025;
(3)	Approve, on a non-binding advisory basis, the compensation paid to the Company’s named executive officers; and
(4)	Transact any other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.
The Company’s board of directors has fixed the close of business on April 3, 2025 as the record date for the Annual Meeting (the “Record Date”). Only stockholders of record at the close of business on April 3, 2025 are entitled to receive notice of, and to vote at, the meeting and any adjournments thereof. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.
A list of stockholders entitled to vote at the Annual Meeting will be available upon request by any stockholder for any purpose relating to the Annual Meeting. Stockholders can request the list of stockholders through our investor relations website at https://investors.pubmatic.com.
On or about April 17, 2025, the Company expects to mail to its stockholders the Notice containing instructions on how to access the Company’s proxy statement and annual report. The Notice provides instructions on how to vote via the Internet or by telephone and includes instructions on how to receive a paper copy of the Company’s proxy materials by mail.
Your vote is important. Whether or not you expect to attend the Annual Meeting, the Company encourages you to read the proxy statement and vote through the Internet or by telephone, or to request, sign, and return your proxy card as soon as possible, so that your shares may be represented at the Annual Meeting. For specific instructions on how to vote your shares, please refer to the section entitled “General Proxy Information” in the proxy statement. Returning the proxy does not deprive you of your right to attend the virtual Annual Meeting and to vote your shares at the Annual Meeting.
PubMatic appreciates your continued support.

By Order of the Board of Directors,

Rajeev K. Goel
Chief Executive Officer

April 17, 2025

Important Notice Regarding the Availability of Proxy Materials for the virtual Annual Meeting of Stockholders to be held on May 30, 2025: the Proxy Statement and our 2024 Annual Report on Form 10-K are available at https://investors.pubmatic.com.

PROXY STATEMENT
2025 ANNUAL MEETING OF STOCKHOLDERS
PUBMATIC, INC.

TO BE HELD AT 9:00 A.M. PACIFIC TIME ON FRIDAY, MAY 30, 2025

GENERAL INFORMATION
This proxy statement and the enclosed form of proxy are being provided to you in connection with the solicitation of proxies by the board of directors (the “Board of Directors”) of PubMatic, Inc. (the “Company”) for use at the Company’s 2025 annual meeting of stockholders (the “Annual Meeting”), and any postponements, adjournments or continuations thereof. The Annual Meeting will be held via a virtual meeting on Friday, May 30, 2025 at 9:00 a.m. Pacific Time. You will be able to attend the Annual Meeting and vote during the Annual Meeting via live webcast by visiting www.virtualshareholdermeeting.com/PUBM2025. It is important that you retain a copy of the control number found on the proxy card or voting instruction form, as such number will be required in order for stockholders to gain access to the virtual meeting. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report is first being mailed on or about April 17, 2025 to all stockholders entitled to vote at the Annual Meeting. We use the terms “PubMatic,” “Company,” “we,” “us,” and “our” in this proxy statement to refer to PubMatic, Inc., a Delaware corporation. PubMatic’s principal executive offices are located at 601 Marshall Street, Redwood City, California 94063.
The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Nominees
Our Nominating and Corporate Governance Committee has recommended, and our Board of Directors has approved, Susan Daimler, Shelagh Glaser, Amar K. Goel, Rajeev K. Goel, Anton Hanebrink, Ramon Jones, Nick Mehta, and Jacob Shulman, each an incumbent director, as nominees for election as directors at the Annual Meeting. If elected, each of the director nominees will serve as a director until our 2026 annual meeting of stockholders and until his or her successor has been elected and qualified, or until his or her earlier death, resignation, or removal. For information concerning the nominees, please see the section below entitled “Board of Directors and Corporate Governance.”
Vote Required
Each director will be elected by a plurality of the votes present online at the virtual Annual Meeting or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. “Plurality” means that the nominees who receive the largest number of votes cast “FOR” such nominees are elected as directors. As a result, any shares not voted “FOR” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “FOR” or “WITHHOLD” on each of the nominees for election as a director. Withheld votes and broker non-votes will have no effect on the outcome of this proposal. Each nominee has consented to being named in this proxy statement and to serve if elected.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE ELECTION OF EACH OF THE NOMINATED DIRECTORS

PROPOSAL NO. 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has selected Deloitte & Touche LLP as our principal independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ending December 31, 2025. Deloitte & Touche LLP also served as our principal independent registered public accounting firm for the fiscal year ended December 31, 2024.
At the Annual Meeting, stockholders are being asked to ratify the appointment of Deloitte & Touche LLP as our principal independent registered public accounting firm for the fiscal year ending December 31, 2025. Although stockholder ratification is not required by applicable legal requirements, our Audit Committee is submitting the selection of Deloitte & Touche LLP to our stockholders because we value our stockholders’ views on our principal independent registered public accounting firm and as a matter of good corporate governance. In the event that Deloitte & Touche LLP is not ratified by our stockholders, our Audit Committee will review its future selection of Deloitte & Touche LLP as our principal independent registered public accounting firm. Even if the appointment is ratified, our Audit Committee, in its sole discretion, may appoint another independent registered public accounting firm at any time during our fiscal year ending December 31, 2025 if our Audit Committee believes that such a change would be in in our best interests and the interests of our stockholders.
Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, in which case they will be given the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Principal Accountant Fees and Services
The following table presents fees for services rendered by Deloitte & Touche LLP for the fiscal years ended December 31, 2024 and 2023.

	Fiscal Year
Fees Billed	2024	2023
Audit fees(1)	$2,591,174	$2,400,211
Audit-related fees	0	0
Tax fees(2)	287,088	307,632
All other fees(3)	1,895	1,895
Total fees	$2,880,157	$2,709,738

(1)
“Audit fees” consists of professional services provided in connection with the integrated audit of our annual consolidated financial statements and internal control over financial reporting, review of our unaudited quarterly consolidated financial statements, and statutory audits for certain international entities.

(2)
“Tax fees” include fees for tax compliance and advice. Tax advice fees encompass a variety of permissible services, including technical tax advice related to federal and state income tax matters, assistance with sales tax, and assistance with tax audits.

(3)	“All other fees” consists of subscription fees for accounting research software.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Our Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.
All of the services relating to the fees described in the table above were approved by our Audit Committee.
Vote Required
The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the outstanding shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting and voting affirmatively or negatively on the proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL NO. 3
NON-BINDING, ADVISORY VOTE TO APPROVE THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS
Section 14A of the Exchange Act requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, not less frequently than once every three years, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.
Stockholders are urged to read the section titled “Compensation Discussion and Analysis” in this proxy statement, which contains tabular information and narrative discussion about the compensation of our named executive officers.
The vote on this proposal is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. Accordingly, we are asking our stockholders to vote on the following resolution at the Annual Meeting:
“RESOLVED, that the stockholders hereby approve, on a non-binding advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2025 Annual Meeting of Stockholders, pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion and the other related disclosures.”
Vote Required
The approval of this advisory non-binding proposal requires the number of votes “FOR” this proposal to exceed the number of votes “AGAINST” this proposal that are present at the meeting or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions and broker non-votes will have no effect on this proposal.
The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors, or our Compensation Committee. To the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, our Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON A NON-
BINDING, ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS,
AS DISCLOSED IN THIS PROXY STATEMENT

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The information contained in the following report of the Audit Committee is not considered to be “soliciting material” and shall not be deemed to be “filed” or incorporated by reference in any past or future filing by us under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, unless and only to the extent that we specifically incorporate it by reference.
The Audit Committee has reviewed and discussed with our management and Deloitte & Touche LLP our audited consolidated financial statements as of and for the year ended December 31, 2024. The Audit Committee has also discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and the U.S. Securities and Exchange Commission.
The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with Deloitte & Touche LLP its independence.
Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited consolidated financial statements as of and for the year ended December 31, 2024 be included in our Annual Report on Form 10-K for the year ended December 31, 2024 for filing with the U.S. Securities and Exchange Commission.
Submitted by the Audit Committee
Shelagh Glaser, Chair
Anton Hanebrink
Jacob Shulman

INFORMATION ABOUT THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
We are committed to good corporate governance practices. These practices provide an important framework within which our Board of Directors and management can pursue our strategic objectives for the benefit of our stockholders.
Our Board of Directors
Our Board of Directors is currently composed of the individuals identified in Proposal No. 1. Six of our directors are independent within the meaning of the listing standards of the Nasdaq Global Market (“Nasdaq”). At the Annual Meeting, eight directors will be elected, each to serve until the 2026 annual meeting of stockholders and until his or her successor has been elected and qualified or until his or her earlier death, resignation, or removal.
The members of our Board of Directors and their ages as of March 31, 2025 are provided in the table below. Additional biographical information for each nominee is set forth in the text below the table.

Name	Age	Position	Director Since
Rajeev K. Goel	47	Chief Executive Officer, Director	2006
Amar K. Goel	48	Chief Innovation Officer, Chairman, Director	2006
Susan Daimler*	47	Director	2020
Shelagh Glaser*	60	Director	2022
Anton Hanebrink*	48	Director	2023
Ramon Jones*	55	Director	2023
Nick Mehta*	47	Director	2023
Jacob Shulman*	54	Director	2022

*	Denotes Independent Director

Rajeev K. Goel Chief Executive Officer, Director
Rajeev K. Goel is one of our co-founders and has served as our Chief Executive Officer since December 2008. He also has served as a member of our Board of Directors since September 2006. He served as our General Manager from 2006 to 2008. Before co-founding our Company, Mr. Goel served in various technical and business roles, including as a product marketing director at SAP AG, a publicly traded multinational enterprise software company, from 2005 to 2007. Mr. Goel was a Principal at Diamond Management and Technology Consultants, Inc., an information technology strategy consulting firm, from 2001 to 2005, and a co-founder and Vice President of Technology of Chipshot.com, an online retailer of custom-built golf equipment, from 1996 to 2000. Mr. Goel holds a B.A. in Economics, Political Science, and Spanish from The Johns Hopkins University and an M.S. in Computer and Information Technology from the University of Pennsylvania.

Our Board of Directors believes that Mr. Goel possesses specific attributes that qualify him to serve as a director, including the historical knowledge, operational expertise, and continuity that he brings to our Board of Directors as our co-founder and Chief Executive Officer and his experience and expertise in the industry in which we operate.

Amar K. Goel Chief Innovation Officer, Chairman, Director
Amar K. Goel is our founder and has served as a member of our Board of Directors and Chairman since 2006. He has served as our Chief Innovation Officer since February 2021, and previously supported us in various roles since our founding. He currently works for the Company on a part-time basis. Since March 2021, Mr. Goel has served on the board of directors of Kredivo Holdings, a fintech company focused on Southeast Asia. Since May 2021, Mr. Goel has also served as a co-founder and CEO of Bito Inc., a company focused on developer collaboration tools. Mr. Goel served as our Chief Executive Officer from 2006 to 2008. He served as Chairman of the board of directors of RevX, Inc., an Asia-focused mobile advertising company, from 2015 to 2018. Previously, he was the founder of Komli Media, Inc., an Asia-focused digital media platform company that was spun out of our Company, where he served as Chairman of the board of directors from 2008 to 2015 and Chief Executive Officer from 2006 to 2011 and again from December 2013 to September 2015. Mr. Goel also served in various sales roles at Microsoft Corporation, a software, services, and hardware company, from 2003 to 2006, and as a consultant at McKinsey & Co., a global management consulting firm, from 2000 to 2003. He was the co-founder, President, and Chief Executive Officer of Chipshot.com, an online retailer of custom-built golf equipment, from 1995 to 2000. Mr. Goel holds an A.B. in Economics and an M.S. in Computer Science from Harvard University.

Our Board of Directors believes that Mr. Goel possesses specific attributes that qualify him to serve as a director, including the perspective and experience he brings as our founder and his operational expertise and experience with software and digital advertising.

Susan Daimler Independent President, Zillow Group, Inc. PubMatic Committees: • Chair - Nominating and Corporate Governance Committee • Compensation Committee
Susan Daimler has served as a member of our Board of Directors since November 2020. Ms. Daimler currently serves as President of Zillow Group, Inc., a publicly traded real estate technology company, leading the Premier Agent, Zillow Home Loans, New Construction, and StreetEasy businesses as well as Zillow’s communications function. Ms. Daimler joined Zillow in October 2012 after its acquisition of Buyfolio, Inc., a co-shopping platform for real estate agents and home buyers, which she co-founded in 2009. Prior to Buyfolio, Ms. Daimler also co-founded the travel website SeatGuru, which was acquired by Expedia Group Inc. in 2007. She currently serves on the Board of Trustees at The Johns Hopkins University and previously served as the chairperson of the school’s Advisory Board to the Dean of Arts & Sciences. She earned a Bachelor of Arts in English from Johns Hopkins University.

Our Board of Directors believes that Ms. Daimler possesses specific attributes that qualify her to serve as a director, including her extensive business operating experience.

Shelagh Glaser Independent Chief Financial Officer, Synopsys, Inc. PubMatic Committees: • Chair - Audit Committee
Shelagh Glaser has served as a member of our Board of Directors since June 2022. Ms. Glaser has served as the Chief Financial Officer of Synopsys Inc., an electronic design automation company, since December 2022. She previously served as the Chief Financial Officer of Zendesk, Inc., a software-as-a-service company, from May 2021 to December 2022. Prior to that, Ms. Glaser served in senior finance roles at Intel Corporation, a multinational technology company, including serving as its Corporate Vice President and Chief Financial Officer and Chief Operating Officer for the Data Platform Group from July 2019 to May 2021, and serving as its Corporate Vice

President and Chief Financial Officer and other senior roles for the Client Computing Group from December 2013 to July 2019. Ms. Glaser holds a Bachelor of Arts in Economics from the University of Michigan and a Master’s in Business Administration from Carnegie Mellon University.

Our Board of Directors believes that Ms. Glaser possesses specific attributes that qualify her to serve as a director, including her qualification as an “audit committee financial expert” as defined by SEC Rules, and her experience in leadership finance roles with other publicly-traded companies.

Anton Hanebrink Independent Executive Vice President, Chief Corporate Strategy & Development Officer, Intuit Inc. PubMatic Committees: • Audit Committee
Anton Hanebrink has served as a member of our Board of Directors since August 2023. Mr. Hanebrink has served as the Executive Vice President, Chief Corporate Strategy & Development Officer of Intuit Inc., a software-as-a-service company, since November 2016. Prior to Intuit, Mr. Hanebrink served in senior corporate strategy and development roles at Square, Inc., a financial services and mobile payment technology company, including serving as its Head of Corporate Development from October 2014 to November 2016, and Intuit, serving as Intuit’s Vice President of Corporate Strategy & Development from January 2011 to October 2014. Mr. Hanebrink holds a Bachelor of Science in Business Administration, Finance and Marketing, from Washington University and a Master’s in Business Administration from the Wharton School at the University of Pennsylvania.

Our Board of Directors believes that Mr. Hanebrink possesses specific attributes that qualify him to serve as a director, including his qualification as an “audit committee financial expert” as defined by SEC Rules, and his experience in leadership in strategy and corporate development roles with other companies.

Ramon Jones Independent PubMatic Committees: • Audit Committee • Nominating and Corporate Governance Committee
Ramon Jones has served as a member of our Board of Directors since December 2023. Mr. Jones served as the Executive Vice President and Chief Marketing Officer of Nationwide Insurance, an insurance and financial services provider, from November 2019 until his retirement from Nationwide Insurance in March 2025. Mr. Jones was with Nationwide Insurance since 2000, and held several leadership positions during that time including Senior Vice President, Marketing and Corporate Communication, from September 2016 to November 2019, and Regional Vice President, Western Regional Operations, from August 2012 to August 2016. Mr. Jones serves on the board of directors of the Columbus Regional Airport Authority and the Mount Carmel Health System. He is additionally a member of the Executive Leadership Council and the Black Executive CMO Alliance. Mr. Jones holds a Bachelor of Science in Finance from Villanova University and a Master’s in Business Administration from the Wharton School at the University of Pennsylvania.

Our Board of Directors believes that Mr. Jones possesses specific attributes that qualify him to serve as a director, as well as his experience as a business executive leading the marketing function of a large publicly-traded company.

Nick Mehta Independent Chief Executive Officer, Gainsight, Inc. PubMatic Committees: • Chair - Compensation Committee
Nick Mehta has served as a member of our Board of Directors since August 2023. Mr. Mehta currently serves as the Chief Executive Officer of Gainsight, Inc., a software-as-a-service company, a position he has held since February 2013. He previously served in senior roles at Accel Partners, a venture capital firm, including serving as an Executive in Residence from May 2012 to February 2013, and LiveOffice, a software company, serving as its Chief Executive Officer prior to its acquisition by Symantec from May 2008 to May 2012. Mr. Mehta has served on the board of directors of F5 Networks, Inc. since January 2019, and Lead Edge Growth Opportunities, Ltd since March 2021. Mr. Mehta holds a Bachelor of Arts in Biochemistry and a Master of Science in Computer Science from Harvard University.

Our Board of Directors believes that Mr. Mehta possesses specific attributes that qualify him to serve as a director, including his experience in the technology sector and as Chief Executive Officer of a technology company.

Jacob Shulman Independent Chief Financial Officer, Tekion Corp. PubMatic Committees: • Audit Committee
Jacob Shulman has served as a member of our Board of Directors since June 2022. Mr. Shulman currently serves as the Chief Financial Officer at Tekion Corp., a cloud-native automotive platform, which he joined in January 2024. He previously served as the Chief Financial Officer of JFrog Ltd., a software-as-a-service company, from May 2018 to December 2023, Chief Financial Officer of Mellanox Technologies, Ltd., a supplier of computer networking products, from November 2012 to May 2018. Prior to serving as Chief Financial Officer, Mr. Shulman served as Mellanox’s Vice President of Finance from March 2012 until November 2012 and Corporate Controller from June 2007 to March 2012 . Mr. Shulman holds a Bachelor of Science in Economics and Accounting from Tel Aviv University and a Master of Business Administration from College of Management Academic Studies.

Our Board of Directors believes that Mr. Shulman possesses specific attributes that qualify him to serve as a director, including his qualification as an “audit committee financial expert” as defined by SEC Rules, and his experience in leadership roles with other technology companies.

Corporate Governance Guidelines
Our board of directors has developed corporate governance practices to help it fulfill its responsibilities to stockholders to oversee the work of management in the conduct of our business and to seek to serve the long-term interests of our stockholders. The Company’s corporate governance practices are memorialized in our Corporate Governance Guidelines that set forth expectations for directors, director independence standards, committee structure and functions, and other policies for the governance of the Company. Our Corporate Governance Guidelines and other PubMatic corporate governance resources are available without charge on the investor relations section of our website at https://investors.pubmatic.com/corporate-governance/governance-highlights.

Codes of Conduct and Ethics
Our Board of Directors has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of our code of conduct is posted on the investor relations section of our website at https://investors.pubmatic.com/corporate-governance/governance-highlights. We intend to disclose future amendments to our code of conduct, or waivers of these provisions, on the same website or in public filings.
Our Team and Culture
Our culture and our team are our most important asset in building and expanding our business. Our team identifies new problems to solve, builds solutions, optimizes, and extends our infrastructure, and acquires and serves customers. We believe that strong and diverse customer teams deepen customer relationships, promote innovation, and increase productivity.
Our people strategy revolves around creating employee experiences that foster deep employee engagement built upon personal development and achievement that is supported by continuous feedback, learning, and team building. Our workplaces have been recognized as a Great Place to Work in the United States, India, Asia, and Europe.
We have achieved these results by delivering custom learning programs and creating opportunities for advancement that align with the dynamic needs of our business. Our practice of open and transparent communication coupled with a performance-based approach to compensation has created a culture in which employees feel empowered in their ability to influence and impact our business and be rewarded for their efforts. The value proposition we offer to our employees is rounded out with strong benefits programs that include paid family leave, health and wellness benefits and Company-sponsored opportunities to give back to the communities in which they work and live.
It has always been our goal to attract and retain the best talent in the industry and our inclusive interview process includes finding those candidates that best add to our company mission, values, and cultural principles. These three guiding elements form a social contract between employees as well as set expectations for the common behaviors we expect from each other and inform how we treat our customers. They are infused in every aspect of our business, from employee experience and workplace culture to marketing strategies and customer success.
Values:
•	We put the customer first.
•	We are biased towards action.
•	We are leaders and innovators.
•	We are committed to integrity.
•	We celebrate teamwork.
Cultural Principles:
•	We will empower every individual team member and treat each other as partners.
•	We will make having fun a priority.
•	We will hire and retain the best talent.
•	We will communicate internally with honesty, transparency, and authenticity, including positive and negative information.
•	We will encourage inclusion of ideas and people, creating a high-trust and high-performance workplace.
As of December 31, 2024, we had 1,049 employees, of whom 319 were located in the United States, 604 in India, and 126 in our other offices around the world.

Board Composition and Leadership Structure
The positions of Chief Executive Officer and Chair of our Board of Directors are held by two different individuals: Rajeev K. Goel and Amar K. Goel, respectively. This structure allows our Chief Executive Officer to focus on our day-to-day business while our Chair leads our Board of Directors in its fundamental role of providing advice to and independent oversight of management. Our Board of Directors believes such separation is appropriate, as it enhances the accountability of the Chief Executive Officer to the Board of Directors and strengthens the independence of the Board of Directors from management.
Our Corporate Governance Guidelines, established by our Board of Directors, provide that when the Chair and Chief Executive Officer positions are held by the same person, a lead independent director will be designated to, among other things, ensure open dialogue among directors. The lead independent director will, among other responsibilities, preside over executive sessions of our independent directors, serve as a liaison between the Chairman and the independent directors, and perform such functions and responsibilities as our Board of Directors may otherwise determine and delegate. Through this structure, the Board reinforces its commitment to oversight, accountability, and the promotion of transparent decision-making.
Board’s Role in Risk Oversight
Our Board of Directors believes that open communication between management and the Board of Directors is essential for effective risk management and oversight. Risk management is addressed through regular meetings and the delegation of specific responsibilities to Board committees.
Our Board of Directors meets with our Chief Executive Officer and other members of the senior management team at Board of Director meetings at least quarterly, where, among other topics, they discuss strategy and risks in the context of reports from the management team and evaluate the risks inherent in significant transactions. While our Board of Directors is ultimately responsible for risk oversight, our Board committees assist the Board of Directors in fulfilling its oversight responsibilities in certain areas of risk:
•
The Audit Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to risk management in the areas of cybersecurity, internal control over financial reporting, enterprise risk management, and disclosure controls and procedures;

•
The Compensation Committee assists our Board of Directors in assessing risks created by the incentives inherent in our compensation policies, both for our executive officers as well as for our employee population as a whole; and

•
The Nominating and Corporate Governance Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to the management of corporate, legal and regulatory risk and governance matters.

Executive Sessions
Executive sessions of independent directors are held in connection with each regularly scheduled Board of Directors meeting and at other times as necessary. Our Board of Director’s policy is to hold executive sessions without the presence of management, including Rajeev K. Goel, our Chief Executive Officer and member of our Board of Directors, Amar K. Goel, our Chief Innovation Officer and Chairman of our Board of Directors, and any other non-independent directors. The committees of our Board of Directors may also meet in executive session at the end of committee meetings if our independent directors feel it is appropriate or advisable.
Board Effectiveness and Annual Self-Assessment
Our Board of Directors and each of its committees perform an annual self-assessment to evaluate the effectiveness of our Board of Directors and its committees in fulfilling their respective obligations and to identify areas for enhancement. As part of this annual self-assessment, directors are able to provide anonymous feedback on the performance of other directors and company management. The self-assessment process, including evaluation method and responses received, is reviewed annually by the Nominating and Corporate Governance Committee. A summary of the results is presented to our Board. The Chair of the Nominating and Corporate Governance Committee leads our Board of Directors in its review of the results of the annual self-assessment and takes further action as needed.

In addition, all members of our Board of Directors have the opportunity to attend director education programs to stay up-to-date on the best practices and developments in corporate governance.
Outside Advisors
Our Board of Directors and each of its committees may retain outside advisors, legal counsel, and consultants of their choosing at our expense.
Director Independence
Our Class A common stock is listed on Nasdaq. Under the rules of Nasdaq, independent directors must constitute a majority of a listed company’s board of directors. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees must be independent. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Additionally, compensation committee members must not have a relationship with the listed company that is material to the director’s ability to be independent from management in connection with the duties of a compensation committee member.
Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (i) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or (ii) be an affiliated person of the listed company or any of its subsidiaries.
Our Board of Directors has undertaken a review of the independence of each director and considered whether each director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our board of directors determined that Ms. Daimler, Ms. Glaser, Mr. Hanebrink, Mr. Jones, Mr. Mehta, and Mr. Shulman are “independent directors” as defined under the applicable rules and regulations of the SEC and the listing requirements and rules of Nasdaq. In making these determinations, our Board of Directors reviewed and discussed information provided by the directors and PubMatic with regard to each directors’ business and personal activities and relationships as they may relate to us and our management, including the beneficial ownership of our capital stock by each non-employee director and any affiliates. Accordingly, the Board of Directors has determined that each member of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is independent under the applicable rules and regulations of the SEC and the Nasdaq listing standards.
Family Relationships
Amar K. Goel and Rajeev K. Goel are brothers. Otherwise, there are no family relationships between any of our directors or executive officers.
Committees of Our Board of Directors
Our Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which has the composition and responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by our Board of Directors. Each of these committees has a written charter, copies of which are available without charge on the investor relations section of our website at https://investors.pubmatic.com.
Audit Committee
Our Audit Committee is composed of Ms. Glaser, Mr. Hanebrink, Mr. Jones, and Mr. Shulman. Mr. Jones was appointed to our Audit Committee on February 12, 2025. Ms. Glaser is the chairperson of our Audit Committee. Each member of our Audit Committee is financially literate. In addition, our Board of Directors has determined that each of Ms. Glaser, Mr. Hanebrink, and Mr. Shulman are an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act.

Our Audit Committee is directly responsible for, among other things:
•	selecting and hiring our independent registered public accounting firm;
•	assessing the qualifications, independence and performance of our independent auditors;
•	preparing the audit committee report to be included in our annual proxy statement;
•	overseeing our compliance with legal and regulatory requirements;
•	overseeing our cybersecurity and information technology risks, controls and procedures, including our cybersecurity incident response;
•	overseeing our enterprise risk management program, including oversight of the risks associated with the use of artificial intelligence;
•	directing our accounting and financial reporting processes, including our financial statement audits and the integrity of our financial statements; and
•	reviewing and approving related-person transactions.
Compensation Committee
Our Compensation Committee is composed of Mr. Mehta and Ms. Daimler. Mr. Mehta is the chairperson of our Compensation Committee. The composition of our Compensation Committee meets the requirements for independence under the Nasdaq and SEC rules and regulations. Our Compensation Committee is responsible for, among other things:
•	evaluating, recommending, approving and reviewing executive officer compensation arrangements, plans, policies and programs;
•	evaluating and providing input for non-employee director compensation arrangements for determination by the management team;
•	administering our cash-based and equity-based compensation plans; and
•	overseeing our compliance with regulatory requirements associated with the compensation of directors, officers, and employees.
The Compensation Committee has the sole authority and responsibility, subject to any approval by the Board of Directors which the Compensation Committee or legal counsel determines to be desirable or required by applicable law or the Nasdaq rules, to determine all aspects of executive compensation packages for the Chief Executive Officer and other executive officers. The Compensation Committee also makes recommendations to our Board of Directors regarding the form and amount of compensation for non-employee directors. The Compensation Committee may take into account the recommendations of the Chief Executive Officer with respect to compensation of the other executive officers, and the recommendations of the Board of Directors or any member of the Board of Directors with respect to compensation of the Chief Executive Officer and other executive officers. Our Compensation Committee also oversees and provides counsel on our equity incentive programs for all employees.
During the fiscal year ended December 31, 2024, the Compensation Committee retained an independent executive compensation consulting firm, Frederic W. Cook & Company (“FW Cook”), to provide advice and ongoing assistance on our executive compensation and Board of Directors compensation programs and practices. Specifically, FW Cook was engaged to:
•	provide compensation-related data for a peer group of companies to serve as a basis for assessing competitive compensation practices;
•	review and assess our current Board of Directors, Chief Executive Officer and other executive officer compensation policies and practices and equity profile, relative to market practices;
•	review and assess our current executive compensation program relative to market to identify any potential changes or enhancements to be brought to the attention of the Compensation Committee; and
•	review market practices regarding base salary, bonus, and equity programs.

Representatives of FW Cook attended the regular meetings of the Compensation Committee. FW Cook is engaged by the Compensation Committee (and not on behalf of management) to assist the Compensation Committee in satisfying its responsibilities. FW Cook reports directly to the Compensation Committee and undertook no projects for management without the Compensation Committee’s prior approval. The Compensation Committee has determined that none of the work performed by FW Cook during the fiscal year ended December 31, 2024 raised any conflict of interest.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee is composed of Ms. Daimler and Mr. Jones. Ms. Daimler is the chairperson of the Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee is responsible for, among other things:
•	identifying, considering and recommending candidates for membership on our Board of Directors;
•	overseeing the process of evaluating the performance of our Board of Directors; and
•	advising our Board of Directors on other corporate governance matters.
Compensation Committee Interlocks and Insider Participation
The members of our Compensation Committee during 2024 were Mr. Mehta and Ms. Daimler. None of the members of our Compensation Committee is currently, or has been at any time, one of our officers or employees. None of our executive officers currently serve or has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our Board of Directors or Compensation Committee during the year ended December 31, 2024.
Insider Trading Policy
We have adopted an insider trading policy governing the purchase, sale and other dispositions of our securities that applies to all Company personnel, including directors, officers, employees, and other covered persons. The Company also follows procedures for the repurchase of its securities. The Company believes that its insider trading policy and repurchase procedures are reasonably designed to promote compliance with insider trading laws, rules and regulations, and listing standards applicable to the Company. A copy of the Company’s insider trading policy is filed as Exhibit 19.1 to the Company’s Annual Report on Form 10-K filed on February 27, 2025.
Hedging and Pledging Prohibitions
Under our insider trading policy, all of our employees, officers and directors, including our Chief Executive Officer and other executive officers are prohibited from purchasing financial instruments, or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in market value of our common stock, such as prepaid variable forward contracts, equity swaps, collars, forward sale contracts and exchange funds, unless specific pre-approval has been obtained from our General Counsel and Compliance Officer. Covered persons are also prohibited from pledging Company securities as collateral in a margin account or for loans unless specific pre-approval has been obtained from our General Counsel and Compliance Officer.
Board and Committee Meetings and Attendance
Our Board of Directors and its committees meet regularly throughout the year and also hold special meetings and act by written consent from time to time. During the fiscal year ended December 31, 2024, the Board of Directors held four meetings; the Audit Committee held four meetings; the Compensation Committee held seven meetings; and the Nominating and Corporate Governance Committee held four meetings. During the fiscal year ended December 31, 2024, none of our directors attended fewer than 75% of the aggregate of the total number of meetings held by the Board of Directors during his or her tenure and the total number of meetings held by all committees of the Board of Directors on which such director served during his or her tenure. The independent members of the Board of Directors also meet separately without management directors on a regular basis to discuss such matters as the independent directors consider appropriate.

Board Attendance at Annual Stockholders’ Meeting
We invite and encourage each member of our Board of Directors to attend our annual meetings of stockholders. We do not have a formal policy regarding attendance of our annual meetings of stockholders by the members of our Board of Directors. Four of our directors attended the 2024 Annual Meeting of Stockholders.
Communication with Directors
Stockholders and interested parties who wish to communicate with our Board of Directors, non-management members of our Board of Directors as a group, a committee of the Board of Directors or a specific member of our Board of Directors (including our Chair) may do so by letters addressed to:
PubMatic, Inc.
c/o Corporate Secretary
601 Marshall St.
Redwood City, California 94063
All communications by letter addressed to the attention of our Corporate Secretary will be reviewed by the Corporate Secretary and provided to the appropriate member(s) of the Board of Directors unless such communications are unsolicited items, sales materials and other routine items or items unrelated to the duties and responsibilities of the Board of Directors.
Considerations in Evaluating Director Nominees
Our Nominating and Corporate Governance Committee is responsible for identifying, considering and recommending candidates to the Board of Directors for board membership. A variety of methods are used to identify and evaluate director nominees, with the goal of maintaining and further developing an experienced and highly qualified Board of Directors. Candidates may come to our attention through current members of our Board of Directors, professional search firms, stockholders, or other persons. The Nominating and Corporate Governance Committee regularly evaluates the number of directors on our Board of Directors to assess if we have an appropriate number of directors.
Our Nominating and Corporate Governance Committee will recommend to the Board of Directors for selection all nominees to be proposed by the Board of Directors for election by the stockholders, including approval or recommendation of a slate of director nominees to be proposed by the Board of Directors for election at each annual meeting of stockholders, and will recommend all director nominees to be appointed by the Board of Directors to fill interim director vacancies.
Our Board of Directors encourages the selection of directors who will contribute to the Company’s overall corporate goals and strategy. The Nominating and Corporate Governance Committee may from time-to-time review and recommend to the Board of Directors the desired qualifications, expertise and characteristics of directors, including such factors as business experience, professional skills or experience in advertising, media and technology, finance, marketing, financial reporting and other areas that are expected to contribute to an effective Board of Directors. Exceptional candidates who do not meet all of these criteria may still be considered. In evaluating potential candidates for the Board of Directors, the Nominating and Corporate Governance Committee considers these factors in light of the specific needs of the Board of Directors at that time.
In addition, under our Corporate Governance Guidelines, a director is expected to spend the time and effort necessary to properly discharge such director’s responsibilities. Accordingly, a director is expected to regularly attend meetings of the Board of Directors and committees on which such director sits, and to review materials distributed in advance for such meetings prior to such meetings. Thus, the number of other public company boards and other boards (or comparable governing bodies) on which a prospective nominee is a member, as well as his or her other professional responsibilities, will be considered. Also, under our Corporate Governance Guidelines, there are no limits on the number of terms that may be served by a director. However, in connection with evaluating recommendations for nomination for reelection, the Nominating and Corporate Governance Committee considers director tenure. We have not adopted a specific policy regarding Board diversity.
Stockholder Recommendations for Nominations to the Board of Directors
Our Nominating and Corporate Governance Committee will consider properly submitted stockholder recommendations for candidates for our Board of Directors who meet the minimum qualifications as described above. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. A stockholder of record can nominate a candidate for election to the Board of Directors by complying with the procedures in Article I, Section 1.12 of our bylaws. Any eligible stockholder who wishes to submit a nomination should review the requirements in the bylaws on nominations by stockholders. Any nomination should be sent in writing to our Corporate Secretary, PubMatic, Inc., 601 Marshall St., Redwood City, California 94063. Submissions must comply with the requirements of our bylaws, including the full name of the proposed nominee, complete biographical information, a description of the proposed nominee’s qualifications as a director, a representation that the nominating stockholder is a beneficial or record holder of our stock, and the other information specified in our bylaws. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. These candidates are evaluated at meetings of the Nominating and Corporate Governance Committee and may be considered at any point during the year. If any materials are provided by a stockholder in connection with the recommendation of a director candidate, such materials are provided to the Nominating and Corporate Governance Committee.
Additional information regarding the process for properly submitting stockholder nominations for candidates for membership on our Board of Directors is set forth below under “Stockholder Proposals to Be Presented at Next Annual Meeting.”
Non-Employee Director Compensation
Our Board of Directors has adopted a non-employee director compensation program which provides for the following compensation to non-employee directors as of December 31, 2024:
Annual Cash Compensation
(1)	General Board Service Fee of $45,000
(2)	Lead Independent Director Fee (in addition to General Board Service Fee, if a Lead Independent Director is appointed): $20,000
(3)	Committee Chair Service Fee (in addition to General Board Service Fee; in lieu of Non-Chair Committee Member Service Fee set forth below):
(a)	Audit Committee chair: $20,000
(b)	Compensation Committee chair: $15,000
(c)	Nominating and Governance Committee chair: $10,000
(4)	Non-Chair Committee Member Service Fee (in addition to General Board Service Fee; in lieu of Committee Chair Service Fee):
(a)	Audit Committee member: $10,000
(b)	Compensation Committee member: $7,500
(c)	Nominating and Governance Committee member: $7,000
Each of the foregoing fees will be paid quarterly in arrears, in each case so long as the non-employee director continues to provide services in the applicable non-employee director capacity to us through such date and will be pro-rated (based on full calendar months served). Non-employee directors may elect to receive their cash fees in the form of deferred stock units. Any cash fees paid in the form of deferred stock units will settle on the earliest to occur of (i) the third anniversary of the annual stockholders meeting for the year in which such fees are payable, (ii) the date of a change of control, or (iii) the date of such non-employee director’s separation from service.
Annual Equity Compensation
Each non-employee director will be entitled to an annual equity award with an aggregate value of $185,000 (the “Annual Award”). The Annual Award will be payable in the form of restricted stock units and will vest on the earliest of (a) the date of the next annual meeting of our stockholders, (b) the date that is one year following the grant date, (c) the non-employee director’s death or disability, or (d) the date of a change in control.

Non-employee directors may also elect to receive the Annual Award in the form of deferred stock units that settle on the earliest to occur of (i) the third anniversary of the grant date, (ii) the non-employee director’s death or disability, (iii) the date of a change of control, or (iv) the date of such non-employee director’s separation from service.
Non-employee directors are also reimbursed for reasonable expenses incurred in serving as a director, including travel expenses for attending meetings of our Board of Directors.
The following table sets forth the compensation earned by or paid to our non-employee directors for services provided during the fiscal year ended December 31, 2024. Our Chief Executive Officer, Rajeev K. Goel, and our Chief Innovation Officer, Amar K. Goel, are also members of our Board of Directors, but they do not receive additional compensation for their service as directors pursuant to the terms of our non-employee director compensation policy.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)(4)	Option Awards ($)	Total ($)
Susan Daimler	61,000	185,000	$—	246,000
Shelagh Glaser	65,000	185,000	$—	250,000
Anton Hanebrink	55,000	185,000	$—	240,000
Ramon Jones	50,250	185,000	$—	235,250
Nick Mehta	60,000	185,000	$—	245,000
Jacob Shulman	55,000	185,000	$—	240,000

(1)
The amounts reported in this column represent the amount of cash fees earned by each of our directors during the fiscal year ended December 31, 2024. For the fiscal year ended December 31, 2024, Susan Daimler, Shelagh Glaser and Anton Hanebrink each elected to receive cash fees earned in the form of deferred share units (DSUs), which will be awarded following our 2025 Annual Stockholders’ Meeting on May 30, 2025.

(2)
The amounts reported in this column represent the aggregate grant date fair value of the stock awards granted to our directors during the year ended December 31, 2024, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (FASB ASC) Topic 718. The amounts reported in this column reflect the accounting cost for these stock awards, and do not correspond to the actual economic value that may be received by our directors.

(3)
Equity awards for non-employee directors are payable in the form of restricted stock units (“RSU”), with each RSU being entitled to receive one share of our Class A common stock at the time of vesting for no consideration.

(4)
As of December 31, 2024, Ms. Daimler, Ms. Glaser, Mr. Hanebrink, Mr. Mehta, Mr. Jones, and Mr. Shulman each held unvested RSUs covering 8,447 shares of our Class A common stock, respectively. None of our non-employee directors held stock options as of such date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information with respect to the beneficial ownership of our common stock as of April 1, 2025, for:
•	each of our directors;
•	each of our named executive officers;
•	all of our current directors and executive officers as a group;
•	each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of our outstanding shares of Class A common stock or Class B common stock.
We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities, and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.
We have based our calculation of the percentage of beneficial ownership on 40,041,926 shares of Class A common stock and 8,275,316 shares of Class B common stock outstanding on April 1, 2025. We have deemed all shares of common stock subject to options that are currently exercisable or that will become exercisable within 60 days of April 1, 2025 to be outstanding and to be beneficially owned by the person or entity holding the option for the purpose of computing the percentage ownership of that person or entity but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person or entity.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o PubMatic, Inc., 601 Marshall St., Redwood City, California 94063.

	Shares Beneficially Owned
	Class A		Class B		% of Total Voting Power†
Name of Beneficial Owner	Shares	%	Shares	%
Directors and Named Executive Officers:
Rajeev K. Goel(1)	923,949	2.3%	4,688,481	44.2%	32.5%
Amar K. Goel(2)	341,535	*	4,460,956	52.5%	35.9%
Steven Pantelick(3)	315,691	*	964,610	11.1%	7.8%
Mukul Kumar(4)	184,562	*	442,600	5.2%	3.7%
Paulina Klimenko(5)	211,203	*	—	—	*
Susan Daimler(6)	30,345	*	3,000	*	*
Shelagh Glaser(7)	29,949	*	—	—	*
Anton Hanebrink(8)	18,022	*	—	—	*
Ramon Jones(9)	12,713	*	—	—	*
Nick Mehta(10)	18,022	*	—	—	*
Jacob Shulman(11)	26,483	*	—	—	*
All executive officers and directors as a group (12 persons)(12)	2,213,286	5.3%	10,554,647	90.4%	68.5%

5% Stockholders:
The Vanguard Group(13)	4,231,678	10.6%	—	—	3.5%
Black Rock, Inc.(14)	3,477,364	8.7%	—	—	2.8%
Graham Holdings Company(15)	2,331,462	5.8%	—	—	1.9%

*	Represents beneficial ownership of less than one percent.
†
Percentage of total voting power represents voting power with respect to all shares of our Class A and Class B common stock, voting together as a single class. Each share of Class A common stock is entitled to one vote per share and each share of Class B common stock is entitled to ten votes per share.

(1)
Consists of (i) 65,517 shares of Class A common stock held by Mr. Goel, (ii) 210,984 shares of Class B common stock held by Mr. Goel, (iii) 483,784 shares of Class B common stock held by The Goel Family Trust, of which Mr. Goel is a beneficiary,

(iv) 581,260 shares of Class B common stock held by Mr. Goel, as custodian for the benefit of his children under the California Uniform Transfers to Minors Act, (v) 400,000 shares of Class B common stock held by The Goel Heritage Trust, of which Mr. Goel’s children are beneficiaries, (vi) 68,616 shares of Class B common stock held by The Goel Family Gift Trust, of which family members of Mr. Goel and certain other individuals are beneficiaries, (vii) 308,775 shares of Class B common stock held by a trust, of which a child of Mr. Goel is a beneficiary, (viii) 308,775 shares of Class B common stock held by a trust, of which a child of Mr. Goel is a beneficiary, (ix) 816,229 shares of Class A common stock subject to options held by Mr. Goel that are exercisable within 60 days of April 1, 2025, (x) 42,203 shares of Class A common stock issuable upon the settlement of restricted stock units held by Mr. Goel that will be vested within 60 days of April 1, 2025, and (xi) 2,326,287 shares of Class B common stock subject to options held by Mr. Goel that are exercisable within 60 days of April 1, 2025.
(2)
Consists of (i) 22,847 shares of Class A common stock held by Mr. Goel, (ii) 755,314 shares of Class B common stock held by the Marais Irrevocable Trust, of which Mr. Goel’s spouse is a beneficiary, (iii) 755,584 shares of Class B common stock held by the Tuscan Irrevocable Trust, of which Mr. Goel is a beneficiary, (iv) 524,162 shares of Class B common stock held by the RAJN Trust-A, of which a child of Mr. Goel is a beneficiary, (v) 524,247 shares of Class B common stock held by the RAJN Trust-N, of which a child of Mr. Goel is a beneficiary, (vi) 1,231,585 shares of Class B common stock held by the Birchwood Trust, of which Mr. Goel and his spouse are the beneficiaries, (vii) 443,414 shares of Class B common stock held by Mr. Goel, as custodian for the benefit of his children under the California Uniform Transfers to Minors Act, (viii) 318,688 shares of Class A common stock subject to options held by Mr. Goel that are exercisable within 60 days of April 1, 2025 and (ix) 226,650 shares of Class B common stock subject to options held by Mr. Goel that are exercisable within 60 days of April 1, 2025.

(3)
Consists of (i) 53,471 shares of Class A common stock held by Mr. Pantelick, (ii) 313,488 shares of Class B common stock held by Mr. Pantelick, (iii) 73,464 shares of Class B common stock held by Mr. Pantelick's spouse, (iv) 115,000 shares of Class B Common Stock held by SMP DE LLC, a limited liability company in which Mr. Pantelick’s spouse and children are beneficiaries; (v) 41,536 shares of Class B Common Stock held by PSLT DE LLC, a limited liability company in which Mr. Pantelick and his children are beneficiaries; (vi) 226,220 shares of Class A common stock subject to options held by Mr. Pantelick that are exercisable within 60 days of April 1, 2025 and (vii) 421,122 shares of Class B common stock subject to options held by Mr. Pantelick that are exercisable within 60 days of April 1, 2025.

(4)
Consists of (i) 65,866 shares of Class A common stock held by Mr. Kumar, (ii) 135,600 shares of Class B common stock held by Mr. Kumar, (iii) 118,696 shares of Class A common stock subject to options held by Mr. Kumar that are exercisable within 60 days of April 1, 2025 and (iv) 307,000 shares of Class B common stock subject to options held by Mr. Kumar that are exercisable within 60 days of April 1, 2025.

(5)
Consists of (i) 46,216 shares of Class A common stock held by Ms. Klimenko and (ii) 164,987 shares of Class A common stock subject to options held by Ms. Klimenko that are exercisable within 60 days of April 1, 2025.

(6)
Consists of (i) 9,971 shares of Class A common stock held by Ms. Daimler, (ii) 1,500 shares of Class B common stock held by Ms. Daimler, (iii) 1,500 shares of Class B common stock held by Ms. Daimler’s spouse and (iv) 20,374 shares of Class A common stock issuable upon the settlement of restricted stock units held by Ms. Daimler that will be vested within 60 days of April 1, 2025.

(7)
Consists of (i) 8,065 shares of Class A common stock held by Ms. Glaser and (ii) 21,884 shares of Class A common stock issuable upon the settlement of restricted stock units held by Ms. Glaser that will be vested within 60 days of April 1, 2025.

(8)
Consists of (i) 9,575 shares of Class A common stock held by Mr. Hanebrink and (ii) 8,447 shares of Class A common stock issuable upon the settlement of restricted stock units held by Mr. Hanebrink that will be vested within 60 days of April 1, 2025.

(9)
Consists of (i) 4,266 shares of Class A common stock held by Mr. Jones and (ii) 8,447 shares of Class A common stock issuable upon the settlement of restricted stock units held by Mr. Jones that will be vested within 60 days of April 1, 2025.

(10)
Consists of (i) 9,575 shares of Class A common stock held by Mr. Mehta and (ii) 8,447 shares of Class A common stock issuable upon the settlement of restricted stock units held by Mr. Mehta that will be vested within 60 days of April 1, 2025.

(11)
Consists of (i) 8,065 shares of Class A common stock held by Mr. Shulman and (ii) 18,418 shares of Class A common stock issuable upon the settlement of restricted stock units held by Mr. Shulman that will be vested within 60 days of April 1, 2025.

(12)
Consists of (i) 344,943 shares of Class A common stock, (ii) 7,278,588 shares of Class B common stock, (iii) 1,737,155 shares of Class A common stock subject to options held by executive officers and directors as a group that are exercisable within 60 days of April 1, 2025, (iv) 3,281,059 shares of Class B common stock subject to options held by executive officers and directors as a group that are exercisable within 60 days of April 1, 2025 and (v) 131,188 shares of Class A common stock issuable upon the settlement of restricted stock units held by executive officers and directors as a group that will be vested within 60 days of April 1, 2025.

(13)
Based solely on information reported by The Vanguard Group on a Schedule 13G filed with the SEC on February 13, 2024. The Schedule 13G reports that 4,231,678 shares of Class A common stock are beneficially owned by The Vanguard Group, with shared voting power over 36,629 shares, sole dispositive power over 4,157,392 shares and shared dispositive power over 74,286 shares. The address for The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(14)
Based solely on information reported by Black Rock, Inc. on a Schedule 13G filed with the SEC on January 25, 2024. The Schedule 13G reports that 3,477,364 shares of Class A common stock are beneficially owned by Black Rock, Inc., with sole voting power over 3,367,793 shares and sole dispositive power over 3,477,364 shares. The address for Black Rock, Inc. is 50 Hudson Yards, New York, New York 10001.

(15)
Based solely on information reported by Graham Holdings Company on a Schedule 13G filed with the SEC on August 20, 2024. The Schedule 13G reports that 2,331,462 shares of Class A common stock are beneficially owned by Graham Holdings Company, with sole voting and dispositive power over 2,331,462 shares. The address for Graham Holdings Company is 1300 North 17th Street, Suite 1700, Arlington, Virginia 22209.

EXECUTIVE OFFICERS
The following table provides information regarding our executive officers as of March 31, 2025. Our Board of Directors appoints our executive officers, who then serve at the discretion of our Board of Directors.

Name	Age	Position
Rajeev K. Goel	47	Chief Executive Officer, Director
Amar K. Goel	48	Chief Innovation Officer, Chairman, Director
Steven Pantelick	62	Chief Financial Officer
Mukul Kumar	53	President of Engineering
Paulina Klimenko	50	Chief Growth Officer
Andrew Woods	41	General Counsel and Corporate Secretary

For biographical information regarding Rajeev K. Goel and Amar K. Goel, please refer to “Board of Directors and Corporate Governance” above.
Steven Pantelick has served as our Chief Financial Officer since 2011. Before joining us, Mr. Pantelick served as the Chief Financial Officer of Aggregate Knowledge Inc., a data management platform company, from 2007 to 2010; the Chief Financial Officer and Vice President of Operations of Kodak Gallery (formerly known as Ofoto Inc.), a technology company focused on imaging solutions and services for consumers, from 2004 to 2007; and as the Chief Financial Officer of SkyPilot Network, a broadband wireless equipment and networking company, from 2002 to 2003. From 1997 to 2001, Mr. Pantelick served in several roles at Blockbuster Inc., a movie and game rental entertainment company, including as Chief Operating Officer of the New Media division, Senior Vice President of U.S. Financial Operations, and Vice President of Worldwide Planning. Prior to Blockbuster, Mr. Pantelick spent seven years with Cadbury Schweppes plc in a variety of finance roles in the United States and Europe. Mr. Pantelick holds an A.B. from Harvard University and an M.B.A. from the Tuck School of Business at Dartmouth.
Mukul Kumar is one of our co-founders and serves as our President, Engineering, a position he has held since March 2019. Prior to being appointed as President, Engineering, Mr. Kumar held various roles with our Company including Senior Vice President of Engineering from April 2010 until March 2019, Vice President of Engineering and Founding Engineer from 2007 until 2010, and Director and Founding Engineer from 2006 until 2007. Before co-founding our company, Mr. Kumar served as the Director of Engineering at PANTA Systems, Inc., a high-performance computing company, from 2005 to 2006; and Director of Engineering at Veritas (India) Limited, a storage solutions company, from 1997 to 2005. Mr. Kumar holds a B. Tech. in Electrical Engineering from the Indian Institute of Technology, Kharagpur.
Paulina Klimenko has served as our Chief Growth Officer since February 2021. Prior to her appointment as Chief Growth Officer, Ms. Klimenko held several positions with our Company including Senior Vice President, Business and Corporate Development and General Manager of Mobile from May 2018 to February 2021, Senior Vice President, Business and Corporate Development from March 2015 until May 2018, and Vice President of Business and Corporate Development from August 2011 to March 2015. Prior to joining us, she served as Director, Strategy and Business Operations for eBay, a consumer-to-consumer ecommerce platform, from August 2010 to July 2011; as Director, Strategy and Business Development for PayPal, Inc., an electronic payment systems company, from April 2008 to July 2010; and as Head of Business Development of Bluelithium, an online advertising network owned and operated by Yahoo! Inc., from October 2007 to April 2008. Ms. Klimenko holds a B.S. and M.S. in Finance and International Relations from the Finance Academy of Moscow and an M.B.A. from the University of Michigan Ross School of Business.
Andrew Woods has served as our General Counsel and Corporate Secretary since August 2022. As General Counsel, he oversees the Company’s global privacy, corporate, commercial, intellectual property and legal affairs. Prior to joining us, he served as Director & Associate General Counsel at Twitter from March 2015 to August 2022; as Corporate Counsel at demand-side platform Turn, Inc. from November 2013 to March 2015; as General Counsel and co-founder at Skill-in-Games, a data analytics firm from April 2012 to June 2013; and as an associate at a boutique law firm where he focused on transnational litigation from September 2008 to October 2011. Before practicing law, Andrew served as a teaching fellow at the Harvard College of Economics. Andrew holds a J.D. from Harvard University and obtained his bachelor’s degree in History from the University of California, Los Angeles.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis describes the compensation program for our Named Executive Officers (“NEOs”). During 2024, our NEOs were:
•	Rajeev K. Goel, our Chief Executive Officer (“CEO”);
•	Amar K. Goel, our Chief Innovation Officer;
•	Steven Pantelick, our Chief Financial Officer (“CFO”);
•	Mukul Kumar, our President of Engineering; and
•	Paulina Klimenko, our Chief Growth Officer.
Our Compensation Committee operates under a formal written charter and has the sole authority and responsibility to review and approve the compensation package of our NEOs. Our Compensation Committee also considers the design and effectiveness of the compensation program for our other executives and approves the final compensation package, employment agreements, and incentive grants for our executives. Our Compensation Committee is composed entirely of independent directors who have never served as officers of the Company.
Executive Summary
Company Performance in 2024
For the fiscal year ended December 31, 2024, we again increased our annual revenue and our gross profit was $190.2 million, or 65% margin, an improvement of 250 basis points over our performance for the fiscal year ended December 31, 2023. Our annual revenue in fiscal year 2024 was $291.3 million, which reflected an increase in revenue of 9% over the prior year and was accomplished despite substantial headwinds from a large DSP that changed its bidding approach mid-year. We maintained strong operational performance and strategy execution, and our infrastructure optimization initiatives and investments allowed us to process nearly 263 trillion impressions in 2024, an increase of 25% over the prior year. Our key business highlights were as follows:
•	Revenue Growth: Revenue for the fiscal year ended December 31, 2024 was $291.3 million, an increase of 9% over $267.0 million for the fiscal year ended December 31, 2023;
•
Cash and Marketable Securities: We ended 2024 with total cash, cash equivalents, and marketable securities of $140.6 million with no debt, a decrease of 20% over the full year of 2023, which reflects $134.6 million used for repurchasing 8.3 million shares of our Class A common stock pursuant to our 2023 share repurchase program through December 31, 2024;

•
Impressions Processed: In 2024, we processed more than 263 trillion impressions, an increase of 25% over 2023 and our cost of revenue per impressions processed declined by 18% on a trailing twelve-month period, as compared to the prior period;

•
Format Growth: Revenue from high value formats and channels, mobile and omnichannel video, which includes desktop, mobile, and connected television devices, grew 17% in fiscal year 2024 compared to fiscal year 2023;

•
CTV: In 2024, our connected television, or CTV, offerings reached scale and represented 20% of our revenue in the fourth quarter of 2024; revenue from omnichannel video, which includes CTV, grew 37% in the fourth quarter of 2024 compared to the fourth quarter of 2023;

•
Artificial Intelligence: Our scaled adoption of artificial intelligence, or AI, drove an increase in engineering productivity of more than 15%, which led to faster software development, testing and release processes; and

•	Global Headcount: In 2024, we increased our global headcount by 11%, adding new hires across product management, engineering, go-to-market, and other teams to help expand our business.

Executive Compensation Philosophy
Our executive compensation program is guided by our overarching philosophy of paying for performance. We believe our executive compensation program is competitive, reasonable, and appropriately balances the goals of attracting, retaining, motivating, and rewarding our executives with the interests of our stockholders.
The primary objectives of our executive compensation program are to:
•	attract, retain and motivate talented executives who are critical for our continued growth and success, and
•	align the interests of these executives with those of our stockholders.
Consistent with the foregoing, our executive compensation program for 2024 reflected the following:
•
“At-risk” compensation focuses executives on achievement of short- and long-term goals. Our executive compensation program is primarily performance-based, rewarding short-term operating results through annual cash bonuses and long-term stockholder returns through equity awards that vest over four years. In 2024, a majority of the target amount of compensation (base salary, target annual cash incentives, and the target value of equity awards) of our CEO and other NEOs was variable (approximately 93% and 86%, respectively), based on financial or stock price performance.

•
Short-term cash incentives are based on objective, measurable goals to drive the achievement of strong annual performance. Under the 2024 Executive Bonus Plan, which is applicable to all of our NEOs except Paulina Klimenko, and the 2024 Bonus Plan – Chief Growth Officer (the “2024 Klimenko Bonus Plan” and, together with the 2024 Executive Bonus Plan, the “Executive Bonus Plans”), our NEOs were eligible for target bonuses ranging from 65% to 108% of base salary that could be earned based entirely on achievement against semi-annual revenue and adjusted pre-tax net income goals. For 2024, the Compensation Committee exercised its discretion, pursuant to the Executive Bonus Plans, to reduce the cash bonuses paid to our executives under the Executive Bonus Plans by 8% due to the company’s revenue growth not being commensurate with the revenue growth of certain competitors.

•
Equity awards comprise a majority of executive’s target compensation and align executives with the interests of stockholders. Long-term equity incentives were granted in the form of stock options and restricted stock units (“RSUs”), each subject to service-based vesting requirements. Stock options are inherently performance-based, as executives realize value only if there is stock price appreciation and such appreciation is maintained through the applicable exercise and sale dates, thereby ensuring alignment with stockholders. RSUs serve to retain and motivate executives during the vesting period, and to align executives’ interests with those of our stockholders.

Positive Pay Practices
The Company’s executive compensation program reflects several positive pay governance practices, as follows:

What We Do	What We Don’t Do
✔
Grant compensation that is primarily at-risk and variable
✔
Subject short-term incentive compensation to measurable and rigorous financial goals
✔
Use an independent compensation consultant
✔
Provide a significant portion of our NEO’s compensation in equity compensation to align incentives with our shareholders
✔
Assess the risk-reward balance of our compensation programs to avoid excessive risk taking
✔
Maintain a Clawback Policy for our executive officers that requires recoupment of certain incentive-based compensation in the event we adjust or restate our financial statements
✔
Provide competitive compensation that is compared against an industry peer group

✘
Reprice stock options
✘
Provide uncapped incentives
✘
Provide excessive perquisites
✘
Pay tax gross-ups on a change in control
✘
Guarantee annual increases in base salary or target bonus
✘
Provide “single trigger” change in control payments
✘
Provide excessive severance benefits
✘
Allow hedging or pledging of our stock by directors or employees

2024 “Say-on-Pay” Advisory Vote on Executive Compensation
At our 2024 annual meeting of stockholders, our say-on-pay proposal received support from approximately 98.3% of the votes cast. Our Compensation Committee reviewed the results of the advisory vote as generally positive and believes that our stockholders, through this advisory vote, generally support our compensation philosophy and principles.
We intend to provide our stockholders the opportunity to annually cast a non-binding advisory vote on the compensation for our NEOs, consistent with the preferences of our stockholders as reflected in the non-binding advisory vote on the frequency of future say-on-pay votes conducted at our 2022 annual meeting of stockholders.
Determining Executive Compensation
Independent Consultant; Peer Group and Benchmarking
The Compensation Committee has the authority to directly retain the services of independent consultants and other experts to assist in fulfilling its responsibilities. The Compensation Committee has engaged Frederic W. Cook & Co., Inc. (“FW Cook”) to review our executive compensation programs and to assess the elements of our executive officers’ total compensation from a competitive standpoint. In 2024, the Compensation Committee assessed the independence of FW Cook pursuant to SEC rules and the corporate governance rules of the Nasdaq Global Market and concluded that no conflict of interest exists that would prevent FW Cook from independently advising the Compensation Committee.
FW Cook assisted the Compensation Committee in defining a peer group of industry-relevant and similarly-sized companies, and in benchmarking our executive compensation program against the peer group.
The peer group referenced by the Committee when setting 2024 target compensation for executives was developed considering a number of factors, including industry (primarily software companies) and scale and complexity (revenue, earnings and market capitalization), among other factors. The Compensation Committee approved the peer group, which was reviewed and updated during 2023: Momentive Global was removed due to its acquisition while A10 Networks was added to the group, which consisted of the following 14 companies.

A10 Networks	Magnite	Shutterstock
Cerence	Progress Software	Sprout Social
Commvault Systems	Qualys	TechTarget
InterDigital	Rapid7	Upland Software
LiveRamp	Repay Holdings

The peer company compensation disclosures and industry specific survey data are one reference point that the Compensation Committee uses to evaluate our executive compensation practices, including the target cash and equity compensation opportunities provided to our executives. While the Compensation Committee believes competitive data are a meaningful input for assessing compensation levels and practices, as discussed further below, a number of criteria are considered and there is no targeted benchmark level of compensation.
Pay Determinations
The Compensation Committee does not use a predefined framework to determine executive pay levels and considers various criteria when establishing executive compensation, including the executive’s scope of responsibilities, prior and current period performance, attainment of individual and overall company performance objectives, internal pay equity, and labor market conditions. The importance of each factor and the emphasis placed on specific factors may vary from executive to executive.
Generally, our Compensation Committee reviews and sets compensation arrangements for executive officers during the first quarter of each year. During the first quarter of 2024, the CEO reviewed the performance and compensation of our other NEOs and made recommendations as to their compensation to the Compensation Committee. In making its decisions regarding executive compensation, the Compensation Committee meets outside the presence of executive officers when making final decisions about each executive officer. The CEO is periodically present during portions of these deliberations that relate to the compensation for other executives but does not participate in discussions regarding his own pay.
Elements of Executive Compensation
The primary compensation for executives consists of three principal components: base salary, target annual cash incentive bonus, and long-term equity incentives.
Base Salary
Base salaries for each executive are set taking into account such officer’s qualifications, experience, and contributions. Base salaries are reviewed annually, and any adjustment is determined based on an assessment of corporate performance, the performance of each executive officer against his or her individual job and functional area’s responsibilities, and competitive market conditions for executive compensation for similar positions. None of our executives are currently party to an employment agreement that provides for automatic or scheduled increases in base salary. Base salary for Amar Goel was reduced in 2024 to reflect decreased time commitment of his part-time role with the company. For 2024, base salaries were adjusted as follows, reflecting annual merit increases and market-based adjustments:

Name	2023 Salary	2024 Salary
Rajeev K. Goel	$610,000	$610,000
Amar K. Goel	$285,000	$200,000
Steven Pantelick	$506,000	$526,000
Mukul Kumar	$274,000	$283,000
Paulina Klimenko	$411,000	$432,000

Annual Cash Incentive Bonuses
For 2024, executives were eligible for bonuses under the Executive Bonus Plans, which are formal incentive plans with pre-established goals and weightings, which were designed to reward achievements based upon corporate performance. All of our executives participated in the 2024 Executive Bonus Plan, other than Paulina Klimenko who was the only participant in the 2024 Klimenko Bonus Plan. All payments pursuant to the Executive Bonus Plans are subject to continued employment in good standing through the payment date. The purpose of the Executive Bonus Plans is to reward individuals that contribute to the Company’s success and to align our executives’ short-term compensation opportunity with the Company’s business objectives and performance expectations.

For 2024, the Compensation Committee established target bonus opportunities for the NEOs which were expressed as a percentage of their respective base salaries. The table below shows the target annual cash bonus opportunity for each NEO as a percentage of his or her base salary and as a corresponding dollar amount:

Name	2024 Salary	2024 Target Bonus (as % of Base Salary)	2024 Target Bonus as a Dollar Amount
Rajeev K. Goel	$610,000	108%	$659,000
Amar K. Goel	$200,000	72%	$144,000
Steven Pantelick	$526,000	70%	$368,000
Mukul Kumar	$283,000	65%	$184,000
Paulina Klimenko	$432,000	70%	$302,000

Per the Executive Bonus Plans, each NEO was eligible to receive a cash bonus for each half of the fiscal year in the event we achieved certain financial goals, with earned bonuses paid after the end of the fiscal year. Annual bonus funding is determined via a two-step process:
1.
Baseline funding for the semi-annual period is determined using the square function of actual revenue achievement as a percent of the target goal (e.g., achievement of 110% of goal results in bonus funding of 110% x 110% = 121% of target payout). Threshold performance of 80% of goal is required before any bonuses fund.

2.
The baseline funding for each semi-annual period is then increased or decreased based on adjusted pre-tax net income performance versus target. The ratio for the first half and second half of 2024 was $0.03 per dollar. Adjustments are allocated to individual bonuses on a pro-rata basis based on their target bonus amounts.

Individual bonuses are capped at 250% of target, with actual payouts based on the funding formula described above. No bonus is paid if performance is below the threshold revenue level of 80% of target for each semi-annual period. The following table sets out the threshold amounts for each applicable performance metric (to the extent applicable) under the 2024 Executive Bonus Plan, the target values, and the actual achievement for each half of calendar year 2024.
The Committee chose revenue and adjusted pre-tax net income as incentive criteria for the Executive Bonus Plans because it views these to be the best measures of the Company’s performance in the short-term, with greater weighting on revenue due to the importance of continued growth. Adjusted pre-tax net income is defined as income before income taxes and excluding stock-based compensations costs. Adjusted Pre-Tax Net Income is a non-GAAP financial measure, a reconciliation of the differences to the most comparable GAAP financial measure is provided in “Appendix A − Reconciliation of Non-GAAP Measures”.
The Compensation Committee set a revenue target of $128 million for the first half of 2024 and $157 million for the second half of 2024 (total annual target of $285 million) for the 2024 Executive Bonus Plan, which reflected an increase of approximately 6.7% compared to fiscal year 2023 revenue of $267 million due to forecasted advertising market spend during 2024 and internal demand modeling. The Company achieved revenue of $291.3 million for the 2024 fiscal year, overperforming the annual target goal by 2.2% while at the same time increasing revenue from 2023 by 9% despite unanticipated headwinds from one large DSP buyer that made changes to its buying behavior in mid-2024.
The adjusted pre-tax net income target goal for the 2024 Executive Bonus Plan was $7.1 million for the first half of 2024 and $31.4 million for the second half of 2024 (total annual target of $38.5 million). The Company achieved adjusted pre-tax net income of $55.5 million for the 2024 fiscal year, overperforming the annual target goal by 44.0%. Adjusted pre-tax net income in 2024 increased from 2023 by 29.9%.

Metric	First Half of 2024			Second Half of 2024
	Threshold	Target	Actual	Threshold	Target	Actual
Revenue	$102.4	$128.0	$134.0	$125.6	$157.0	$157.3
Adjusted Pre-Tax Net Income (modifier)	$—	$7.1	$18.5	—	$31.4	$37.0
Achievement (% Target)			138.2%			114.0%

The 2024 Klimenko Bonus Plan relied on the same revenue and adjusted pre-tax net income thresholds, target values and achievement results as the 2024 Executive Bonus Plan, but the revenue threshold, target value and achievement was divided between Company performance in the Americas and Company performance in Europe, Middle East and Africa (EMEA), and Asia-Pacific (APAC) regions. Revenue achievement under the 2024 Klimenko Bonus Plan was weighted 33.3% on revenue achievement in the Americas and weighted 66.7% on the combined revenue achievement in EMEA and APAC regions, taken together. Accordingly, under the 2024 Klimenko Bonus Plan the $128.0M revenue target for the first half of 2024 was $76.7M for the Americas region and $51.3M for the EMEA and APAC regions, taken together. In the second half of 2024, the Klimenko Bonus Plan had the same overall revenue target of $157.0M as the other Executive Bonus Plans, but the revenue target was divided into a revenue target of $94.6M for the Americas and $62.4M for the EMEA and APAC regions, taken together. Revenue thresholds and achievement results under the 2024 Klimenko Bonus Plan were similarly weighted 33.3% for the Americas region and 66.7% for the EMEA and APAC regions, taken together.
In determining 2024 bonus achievement for executives, the Compensation Committee determined that while the bonus had been achieved at 126% of target for the 2024 Executive Bonus Plan and 125% of target for the 2024 Klimenko Bonus Plan, the company did not grow revenue commensurate with the performance of its peers. The Executive Bonus Plans provided the Compensation Committee with discretion to adjust achievement criterion for bonus payouts, and our Compensation Committee determined that an 8% reduction in executive bonus payouts for 2024 was appropriate to further align executives’ interests with those of our stockholders and reflect that while our revenues for 2024 grew 9%, the rate of growth did not match those of some of our competitors. After applying such adjustment, the Compensation Committee approved the following bonus payments to each of our NEOs in accordance with the Executive Bonus Plans for 2024:

	2024 Bonus Calculations
	Annual Base Salary ($)	Target Bonus as % of Base Salary Pre- Adjustment	Payout as % of Target Pre- Adjustment(1)	Actual Payout as % of Target Post- Adjustment	Payout ($)
Rajeev K. Goel	$610,000	108%	126%	116%	$764,265
Amar K. Goel	$200,000	72%	126%	116%	$167,002
Steven Pantelick	$526,000	70%	126%	116%	$426,782
Mukul Kumar	$283,000	65%	126%	116%	$213,391
Paulina Klimenko	$432,000	70%	125%	115%	$348,216

(1)
The amounts reported in this column represent the payout to our NEOs as a percentage of their target bonus had the Compensation Committee not made a discretionary downward adjustment to payouts as a result of the company’s revenue growth not being commensurate with certain of its competitors.

Long-Term Equity Incentives
Our Compensation Committee administers our long-term incentive compensation program and approves grants of equity awards to each of our executive officers which, for 2024, were granted in the form of stock options and RSUs. Stock options align executives’ realizable compensation with the creation of stockholder value and serve as an effective long-term incentive vehicle to retain talent and incentivize performance. Executives only realize value from options if our stock price increases following the grant date. RSUs support retention and provide alignment with stockholders’ interests during the vesting term.
The Compensation Committee regularly reviews the equity vehicles granted to executives as part of the long-term incentive compensation program to assess alignment with our Executive Compensation Philosophy and support of our pay for performance objectives. The Compensation Committee has determined that the stock options and RSUs currently used in the program continue to support alignment with shareholders and achievement of the company’s long-term objectives.
The Compensation Committee considered several factors when determining the size, mix, and material terms of the 2024 equity awards, including peer group data and the CEO’s recommendations (other than with respect to himself).
For 2024, our NEOs were able to elect whether they wanted 25% of their equity awards in stock options with the remaining 75% in time-based RSUs, 50% of their equity awards in stock options with the remaining

50% in time-based RSUs, or 75% of their equity award in stock options with the remaining 25% in time-based RSUs. The intended grant value is converted to a number of shares using a 20-trading day average closing price including the date of grant, to mitigate effects of daily stock price volatility. The following table sets forth the intended grant value and the number of shares of common stock subject to the stock options and RSUs granted to each NEO during calendar year 2024.

	2024 Annual Grants
	Target Grant Value ($)	Percentage of Award in Options	Options (number of shares)	Percentage of Award in RSUs	RSUs (number of shares)
Rajeev K. Goel	$7,000,000	50%	691,700	50%	230,567
Amar K. Goel	$1,350,000	25%	66,700	75%	66,700
Steven Pantelick	$2,900,000	25%	143,281	75%	143,281
Mukul Kumar	$1,300,000	25%	64,229	75%	64,229
Paulina Klimenko	$2,100,000	25%	103,755	75%	103,755

Stock options vest over four years, with 1/48th of the options vesting each month, and RSUs vest over four years, with 1/16th of the shares vesting each quarter (vesting in initial quarters may be slightly different based on the grant date).
Additional Policies and Benefits
Equity Grant Policies. Executives’ stock options are granted with an exercise price equal to the fair market value of our common stock, calculated based on the closing price on the date of grant. Equity grants to executives currently are made pursuant to our 2020 Equity Incentive Plan.
Grants of options to purchase our Class A common stock, including for our NEOs, are generally based upon a predetermined schedule each year as a part of the annual compensation process agreed with our Compensation Committee. The grant dates of these options are generally selected so as not to be within a short period of time, as described in the SEC’s Staff Accounting Bulletin 120 (“SAB 120”), prior to the release of material non-public information, or MNPI, such as on Forms 8-K, 10-Q or 10-K. Grants of options may occur at other times during the year due to business needs, such as for a newly hired employees or officers or newly appointed board members. Option grants for newly hired employees are typically done monthly on a trading day near the 15th of the month. The board of directors, compensation committee, or applicable designee does not anticipate the timing of disclosure of MNPI when determining the timing and terms of such awards, and we do not time the release of MNPI for the purpose of affecting the value of executive compensation.
There were no grants of options to our NEOs within 4 business days before or 1 business day after the release of MNPI on Forms 8-K, 10-Q or 10-K during the year ended December 31, 2024. Accordingly, no table of such grants is presented under SEC Regulation S-K 402(x).
Restrictions on Hedging or Pledging. Our Insider Trading Policy prohibits our directors and officers from placing securities into a margin account, engaging in short sales of our securities, or purchasing any other financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of our securities held directly or indirectly, except in limited circumstances that are approved by our Compliance Officer. Directors and officers are also prohibited from pledging securities as collateral for loans, except in limited circumstances that are approved by our Compliance Officer.
Post-employment Compensation. The NEOs are entitled to certain severance and change in control benefits, the terms of which are described below under “—Potential Payments upon Termination or Change of Control.” These severance and change in control benefits are an essential element of the overall executive compensation package, and assist the Company in recruiting and retaining talented individuals and aligning the executive’s interests with the best interests of our stockholders.
Non-qualified Deferred Compensation Plan
We maintain a Non-Qualified Deferred Compensation Plan (the “NQDCP”), which provides that executives who meet minimum compensation requirements are eligible to defer up to 50% of their salaries and up to 100% of their annual cash incentive and long-term equity incentive awards. To be eligible to participate in the NQDCP, an executive must be a member of a “select group of management or highly compensated employees” within the meaning of Sections 201, 301 and 401 of the Employee Retirement Income Security Act of 1974, as amended, as determined by the administrator of the NQDCP. In 2024, all of our Named Executive Officers were eligible to participate in the NQDCP. We have agreed to credit the participants’ contributions with earnings that reflect the performance of certain independent investment funds. We do not guarantee above-market interest on account balances. Benefits under the NQDCP are unsecured and are general assets of PubMatic. Participants are generally eligible to receive payment of their vested benefit(s) at the end of their elected deferral period, in installments over an elected deferral period, or upon termination of their employment with PubMatic for any reason, or at such other date as may be necessary to comply with Section 409A of the Internal Revenue Code. On a termination of a participant’s service, the death or disability of a participant, an unforeseeable emergency with respect to a participant, or a change in control of the Company, all amounts deferred by the applicable participant pursuant to the NQDCP will be paid out in full, along with any relating earnings, on the terms and conditions set forth in the NQDCP. Deferrals authorized by an executive and the related earnings are always 100% vested.
Clawback Policy. In accordance with SEC and Nasdaq requirements, the Compensation Committee adopted an executive compensation recovery policy regarding the adjustment or recovery of certain incentive awards or payments made to current or former executive officers in the event that we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws. In general, the policy provides that, unless an exception applies, we will seek to recover compensation that is awarded to an executive officer based on the Company’s attainment of a financial metric during the three-year period prior to the fiscal year in which the restatement occurs, to the extent such compensation exceeds the amount that would have been awarded based on the restated financial results.
Other Benefits. The Company provides certain additional benefits to executive officers that are generally available to all employees, including medical, dental, vision and life insurance coverage, as well as 401(k) matching contributions; however, the Compensation Committee in its discretion may revise, amend or add to these benefits.
Summary Compensation Table
The following table sets forth information regarding the total compensation, for services rendered in all capacities, that was paid or awarded to or earned by our named executive officers during the fiscal years ended December 31, 2024, 2023 and 2022.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards(2) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)	Total ($)
Rajeev K. Goel, Chief Executive Officer	2024	610,000	—	3,898,481	3,892,776	764,265	9,165,522
	2023	610,000	—	5,651,864	3,185,555	823,993	10,271,412
	2022	575,000	—	4,722,926	1,604,323	541,833	7,444,082
Amar K. Goel, Chief Innovation Officer	2024	200,000	—	854,709	1,354,255	167,002	2,575,966
	2023	285,000	—	497,903	2,525,696	276,916	3,585,515
	2022	266,000	—	1,257,886	427,269	195,060	2,146,215
Steven Pantelick, Chief Financial Officer	2024	526,000	1,000	2,026,070	1,189,253	426,782	4,169,105
	2023	506,000	1,000	2,343,661	1,319,155	478,186	4,648,002
	2022	482,000	—	2,125,322	722,411	317,561	3,647,294
Mukul Kumar, President of Engineering(3)	2024	283,000	—	912,801	529,046	213,391	1,938,238
	2023	252,407	—	1,051,802	591,600	240,444	2,136,253
	2022	233,000	—	944,590	320,865	142,000	1,640,455
Paulina Klimenko, Chief Growth Officer(4)	2024	432,000	1,000	1,290,898	740,024	348,216	2,812,139
	2023	411,000	1,000	1,614,816	909,757	402,109	3,338,682

(1)
Mr. Pantelick and Ms. Klimenko each received a $1,000 bonus during 2024 for their tenure at the Company. All full-time employees of the Company, other than the founders, are eligible for tenure bonuses of $1,000 on their tenth anniversary of employment with the Company, and annually thereafter.

(2)
The amounts reported in this column represent the aggregate grant date fair value of the restricted stock units or stock options, as applicable, awarded to the named executive officer during each respective fiscal year as determined in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 (ASC 718) and recorded as stock-based compensation in our financial statements. The assumptions used in calculating the dollar amounts recognized for financial statement reporting purposes of the awards reported in this column are set forth in Note 10 to our consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024. These dollar amounts reflect the accounting cost for these awards and do not necessarily correspond to the actual economic value of the awards.
(3)
Mr. Kumar resides in Pune, India. Certain elements of his compensation are paid in Indian rupees and are converted for comparison purposes to U.S. dollars based on the conversion rate as of December 31, 2024.

(4)	Ms. Klimenko was not a named executive officer prior to 2023.

Equity Compensation
Grants of Plan-Based Awards for 2024
From time to time, we grant equity awards in the form of stock options and restricted stock units to our named executive officers, which are generally subject to vesting based on each named executive officer’s continued service with us. The following table provides information about awards granted in 2024 to each of our NEOs.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target ($)(1)		All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock Options and Awards ($)(2)
		Target	Maximum
Rajeev K. Goel	N/A	659,000	1,647,500	—	—	—	—
	01/26/2024	—	—	—	691,700	15.38	1,604,323
	01/26/2024	—	—	230,567	—	—	3,546,120
Amar K. Goel	N/A	144,000	360,000	—	—	—	—
	01/26/2024	—	—	—	66,700	15.38	427,269
	01/26/2024	—	—	66,700	—	—	1,025,846
Steven Pantelick	N/A	368,000	920,000	—	—	—	—
	01/26/2024	—	—	—	143,281	15.38	722,411
	01/26/2024	—	—	143,281	—	—	2,203,662
Mukul Kumar	N/A	184,000	460,000	—	—	—	—
	01/26/2024	—	—	—	64,229	15.38	320,865
	01/26/2024	—	—	64,229	—	—	987,842
Paulina Klimenko	N/A	432,000	1,080,000	—	—	—	—
	01/26/2024	—	—	—	103,755	15.38	414,725
	01/26/2024	—	—	103,755	—	—	1,595,752

(1)
Amount represents the potential target annual cash incentive award under our 2024 Executive Bonus Plan, or in the case of Paulina Klimenko, the 2024 Klimenko Bonus Plan. No threshold payouts were established, and accordingly, the sub-column “Threshold ($)” is not applicable and has not been presented. Additional information regarding the 2024 Executive Bonus Plan and 2024 Klimenko Bonus Plan is set forth in “Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Cash Incentive Bonuses.”

(2)
Amounts represent the aggregate grant date fair values of the equity awards calculated in accordance with ASC Topic 718. All equity awards were granted under 2020 Equity Incentive Plan. The aggregate grant date fair value for the RSUs was based on the fair value of our common stock on the date of grant, which was determined as the closing market price per share of our Class A common stock on the date of grant. The aggregate grant date fair value for the stock options was based on the Black-Scholes option valuation methodology. This calculation is performed for accounting purposes and reported in the table and does not necessarily reflect the value that may be realized by the executive with respect to the awards. For additional information, refer to Notes 2 and 10 to our audited consolidated financial statements included in our 2024 Annual Report.

Outstanding Equity Awards at 2024 Fiscal Year-End
The following table presents, for each of our named executive officers, information regarding outstanding equity awards held as of December 31, 2024.

		Option Awards					Stock Awards
Name (a)	Grant Date (b)	Number of Securities Underlying Unexercised Options Exercisable (#) (c)	Number of Securities Underlying Unexercised Options Unexercisable (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Vesting Commencement Date (g)	Number of Shares or Units of Stock That Have Not Vested(5)(7) (#) (h)	Market Value of Shares or Units of Stock That Have Not Vested (1) ($) (i)
Rajeev K. Goel	07/08/2016(2)	954,817	—	1.11	07/07/2026	08/01/2016	—	—
	05/02/2017(3)(4)	240,574	—	2.15	05/01/2027	02/01/2017	—	—
	03/14/2018(3)(4)	350,000	—	3.89	03/13/2028	01/01/2018	—	—
	05/21/2019(3)(4)	250,000	—	2.97	05/20/2029	01/01/2019	—	—
	07/29/2020(3)(4)	600,000	—	2.16	07/28/2030	01/01/2020	—	—
	01/29/2021(5)(6)	245,414	5,222	36.25	01/28/2031	01/01/2021	—	—
	02/04/2022(5)(6)	85,072	31,598	26.27	02/02/2032	01/01/2022	—	—
	01/31/2023(5)(6)	176,907	192,291	15.33	01/31/2033	01/01/2023	—	—
	01/26/2024(5)(6)	158,515	533,185	15.38	01/26/2034	01/01/2024	—	—
	02/04/2022(8)	—	—	—	—	—	56,182	825,314
	01/31/2023(8)	—	—	—	—	—	207,382	3,046,442
	01/26/2024(8)	—	—	—	—	—	187,336	2,751,966
Amar K. Goel	05/02/2017(2)(3)	6,250	—	2.15	05/01/2027	02/01/2017	—	—
	03/14/2018(2)(3)	75,400	—	3.89	03/13/2028	01/01/2018	—	—
	05/21/2019(2)(3)	95,000	—	2.97	05/20/2029	01/01/2019	—	—
	07/29/2020(2)(3)	50,000	—	2.16	07/28/2030	01/01/2020	—	—
	01/29/2021(5)(6)	93,492	1,989	36.25	01/28/2031	01/01/2021	—	—
	02/04/2022(5)(6)	22,657	8,415	26.27	02/02/2032	01/01/2022	—	—
	01/31/2023(5)(6)	140,263	152,459	15.33	01/31/2033	01/01/2023	—	—
	01/26/2024(5)(6)	—	—	—	—	—	—	—
	02/04/2022(8)	—	—	—	—	—	14,963	219,806
	01/31/2023(8)	—	—	—	—	—	18,269	268,372
	01/26/2024(8)	—	—	—	—	—	54,194	796,110
Steven Pantelick	03/14/2018(3)(4)	148,626	—	3.89	03/13/2028	01/01/2018	—	—
	05/21/2019(3)(4)	118,663	—	2.97	05/20/2029	01/01/2019	—	—
	07/29/2020(3)(4)	153,833	—	2.16	07/28/2030	01/01/2020	—	—
	01/29/2021(5)(6)	70,118	1,492	36.25	01/28/2031	01/01/2021	—	—
	2/04/2022(5)(6)	38,282	14,219	26.27	02/02/2032	01/01/2022	—	—
	01/31/2023(5)(6)	73,290	79,664	15.33	01/31/2033	01/01/2023	—	—
	01/26/2024(5)(6)	32,835	110,446	15.38	01/26/2034	01/01/2024	—	—
	02/04/2022(8)	—	—	—	—	—	25,282	371,393
	01/31/2023(8)	—	—	—	—	—	85,916	1,262,106
	01/26/2024(8)	—	—	—	—	—	116,416	1,710,151
Mukul Kumar	05/02/2017(2)(3)	135,000	—	2.15	05/01/2027	02/01/2017	—	—
	03/14/2018(2)(3)	85,000	—	3.89	03/13/2028	01/01/2018	—	—
	05/21/2019(2)(3)	65,000	—	2.97	05/20/2029	01/01/2019	—	—
	07/29/2020(2)(3)	110,000	—	2.16	07/28/2030	01/01/2020	—	—
	1/29/2021(5)(6)	32,722	696	36.25	01/28/2031	01/01/2021	—	—
	2/04/2022(5)(6)	17,014	6,320	26.27	02/02/2032	01/01/2022	—	—
	01/31/2023(5)(6)	32,854	35,711	15.33	01/31/2033	01/01/2023	—	—
	01/26/2024(5)(6)	14,719	49,510	15.38	01/26/2034	01/01/2024	—	—
	02/04/2022(8)	—	—	—	—	—	11,237	165,072
	01/31/2023(8)	—	—	—	—	—	38,514	565,771
	01/26/2024(8)	—	—	—	—	—	52,186	766,612
Paulina Klimenko	01/29/2021(5)(6)	35,838	763	36.25	01/28/2031	01/01/2021	—	—
	02/04/2022(5)(6)	21,977	8,163	26.27	02/02/2032	01/01/2022	—	—
	01/31/2023(5)(6)	50,545	54,940	15.33	01/31/2033	01/01/2023	—	—
	01/26/2024(5)(6)	23,777	79,978	15.38	01/26/2034	01/01/2024	—	—
	02/04/2022(8)	—	—	—	—	—	14,514	213,211
	01/31/2023(8)	—	—	—	—	—	59,252	870,412
	01/26/2024(8)	—	—	—	—	—	84,301	1,238,382

(1)
Market value based upon the closing price of a share of our Class A common stock on December 31, 2024. The reported amount does not necessarily reflect the value that may be realized by the individual because the awards vest over a specified period of time from the date of grant contingent upon continued employment and the actual amount received upon sale of shares will depend upon the fair market value of the shares at the times they are sold.

(2)	Granted under our 2006 Stock Option Plan.
(3)	Granted under our 2017 Equity Incentive Plan.
(4)
Of the total award, 1/48th of the shares of Class B common stock underlying the stock option vest monthly beginning on the one-month anniversary of the vesting commencement date, subject to the optionee’s continued service through the applicable vesting date.

(5)	Granted under our 2020 Equity Incentive Plan.
(6)
Of the total award, 1/48th of the shares of Class A common stock underlying the stock option vest monthly beginning on the one-month anniversary of the vesting commencement date, subject to the optionee’s continued service through the applicable vesting date.

(7)	The awards reported in this column (h) reflect the unvested RSUs awarded to our NEO’s in fiscal 2024, fiscal 2023 and fiscal 2022 under the 2020 Equity Incentive Plan.
(8)
Of the total award, 1/16th of the total number of RSUs granted vested on April 1 of the grant year, and then 1/16th of the total number of RSUs granted vested on each quarterly anniversary thereafter, subject to the recipient’s continued service through the applicable vesting date.

Option Exercises and Stock Vested Table for 2024
The following table sets forth information with respect to the NEOs concerning the exercise of stock options and vesting of stock awards during the year ended December 31, 2024.

	Option Exercises		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Rajeev K. Goel	213,625	3,768,640	190,818(3)	3,409,366
Amar K. Goel	—	—	36,616	693,924
Steven Pantelick	55,628	677,061	94,318	1,783,579
Mukul Kumar	—	—	42,369	801,149
Paulina Klimenko	26,358	470,505	62,021	1,174,694

(1)
Based upon the closing price of a share of our Class A common stock on the date of exercise, which ranged from $14.46 per share to $21.28 per share, less the exercise price of the associated stock option multiplied by the number of shares of our Class A common stock exercised.

(2)
Based upon the closing price of a share of Class A common stock on the date of vesting, which ranged from $14.40 per share to $23.74 per share, multiplied by the number of shares of our Class A common stock that vested.

(3)
In connection with Mr. Goel’s 2021 RSU award, Mr. Goel made a deferral election pursuant to which settlement of all RSUs has been deferred until January 29, 2026. 10,551 of the shares listed were deferred until January 29, 2026. The value of such deferred RSUs is not included in the “Value Realized on Vesting” column.

Non-qualified Deferred Compensation - Fiscal 2024
None of our NEOs deferred any portion of their compensation as part of our Non-qualified Deferred Compensation Plan during 2024. No withdrawals or distributions were made from the NQDCP in fiscal 2024, and there are no outstanding balances under our NQDCP as of December 31, 2024.
For additional information about our NQDCP, see “—Additional Policies and Benefits—Non-qualified Deferred Compensation Plan” above.
Employment Agreements
We have entered into executive employment agreements with each of our NEOs that provide for “at will” employment, meaning that either we or the NEO may terminate the employment relationship at any time without cause.
Rajeev K. Goel
On December 18, 2007, we entered into an offer letter, as amended and restated on May 10, 2017, with Mr. Goel, our Chief Executive Officer. This offer letter provides for an annual base salary, paid in periodic installments in accordance with our regular payroll practices and subject to applicable withholdings and deductions. Mr. Goel does not have a fixed employment term but has agreed to provide two months’ written notice of intention to terminate. Pursuant to Mr. Goel’s offer letter, he is eligible to participate in our annual performance bonus plan and our employee benefit plans, including health insurance, that we offer to our employees.

Amar K. Goel
On August 24, 2016, we entered into an offer letter, as amended July 15, 2019, with Mr. Goel, our Chief Innovation Officer, Founder, and Chairman. This offer letter provides for an annual base salary, paid in periodic installments in accordance with our regular payroll practices and subject to applicable withholdings and deductions. Mr. Goel does not have a fixed employment term but has agreed to provide two months’ written notice of intention to terminate. Pursuant to Mr. Goel’s offer letter, he is eligible to participate in our annual performance bonus plan and our employee benefit plans, including health insurance, that we offer to our employees.
Steven Pantelick
On November 7, 2011, we entered into an offer letter, as amended May 10, 2017, with Mr. Pantelick, our Chief Financial Officer. This offer letter provides for an annual base salary, paid in periodic installments in accordance with our regular payroll practices and subject to applicable withholdings and deductions. Mr. Pantelick does not have a fixed employment term but has agreed to provide two months’ written notice of intention to terminate. Pursuant to Mr. Pantelick’s offer letter, he is eligible to participate in our annual performance bonus plan and our employee benefit plans, including health insurance, that we offer to our employees.
Mukul Kumar
On November 7, 2007, we entered into an offer letter, as amended May 10, 2017, with Mr. Kumar, our President, Engineering. This offer letter provides for an annual base salary, paid in periodic installments in accordance with our regular payroll practices and subject to applicable withholdings and deductions. Mr. Kumar does not have a fixed employment term but has agreed to provide two months’ written notice of intention to terminate. Pursuant to Mr. Kumar’s offer letter, he is eligible to participate in our annual performance bonus plan and our employee benefit plans, including health insurance, that we offer to our employees.
Paulina Klimenko
On July 19, 2011, we entered into an offer letter with Ms. Klimenko, our Chief Growth Officer. This offer letter provides for an annual base salary, paid in periodic installments in accordance with our regular payroll practices and subject to applicable withholdings and deductions. Ms. Klimenko does not have a fixed employment term but has agreed to provide two months’ written notice of intention to terminate. Pursuant to Ms. Klimenko’s offer letter, she is eligible to participate in the 2024 Klimenko Bonus Plan (as described above) and our employee benefit plans, including health insurance, that we offer to our employees.
Retention Agreements
On January 29, 2021, we entered into retentions agreements (the “Retention Agreements”) with each of Rajeev K. Goel, Amar K. Goel, Steven Pantelick, Mukul Kumar and Paulina Klimenko. The Retention Agreements were approved by the Compensation Committee and supersede all other agreements and understandings between us and each participant with respect to any severance entitlement and vesting acceleration entitlements, if any.
The Retention Agreements provide for the provision of certain benefits upon either a termination by us of the participant’s employment without “cause” or a voluntarily resignation for “good reason” (each, as defined in the Retention Agreements, and collectively a “qualifying termination”). In addition, the Retention Agreements provide for different benefits in the event of a “qualifying termination” either (x) within 24 months following a “change of control” (as defined in the Retention Agreements) or (y) within three months preceding a “change of control” (provided that such termination follows a “potential change of control,” as defined in the Retention Agreements; collectively, a “CIC qualifying termination”). Payment of all benefits under the Retention Agreements will be contingent upon the participant’s execution of a release of claims within 60 days following his or her separation from service, and no payments will be made pursuant to the Retention Agreements until the expiration of such 60-day period.
The Retention Agreements are subject to a three-year term, with automatic auto-renewal unless we provide prior notice of non-renewal three months in advance of the renewal date. Non-renewal of the Retention Agreements does not constitute a qualifying termination or a CIC qualifying termination.

The Retention Agreements provide for different benefits upon a qualifying termination or a CIC qualifying termination dependent on a participant’s level of participation.
Rajeev K. Goel entered into a Chief Executive Officer Retention Agreement. The Chief Executive Officer Retention Agreement provides for the following benefits upon a qualifying termination: cash severance in an amount equal to 18 months of base salary, a pro-rata target bonus payment, COBRA continuation coverage for a period of 15 months, a 12-month period following termination in order to exercise any outstanding options, and 12-months of vesting acceleration for all outstanding unvested equity awards (other than any awards that vest upon the satisfaction of performance criteria). The Chief Executive Officer Retention Agreement provides for the following benefits upon a CIC qualifying termination: cash severance in an amount equal to 18 months of base salary, a cash payment equal to 150% of target bonus opportunity, a pro-rata target bonus payment, COBRA continuation coverage for a period of 18 months, a 12-month period following termination in order to exercise any outstanding options, and full vesting acceleration for all outstanding unvested equity awards (other than any awards that vest upon the satisfaction of performance criteria).
Each of Amar K. Goel, Steven Pantelick, Mukul Kumar and Paulina Klimenko entered into a Tier 1 Retention Agreement (each of Amar K. Goel, Steven Pantelick, Mukul Kumar and Paulina Klimenko, the “Tier 1 Participants”). The Tier 1 Retention Agreement provides for the following benefits upon a qualifying termination: cash severance in an amount equal to 12 months of base salary, a pro-rata target bonus payment, COBRA continuation coverage for a period of 12 months, and a 12-month period following termination in order to exercise any outstanding options. The Tier 1 Retention Agreement provides for the following benefits upon a CIC qualifying termination: cash severance in an amount equal to 12 months of base salary, a cash payment equal to 100% of such Tier 1 Participant’s target bonus opportunity, a pro-rata target bonus payment, COBRA continuation coverage for a period of 15 months, a 12-month period following termination in order to exercise any outstanding options, and full vesting acceleration for all outstanding unvested equity awards (other than any awards that vest upon the satisfaction of performance criteria).
Notwithstanding the foregoing, to the extent required by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the payment or settlement of benefits under the Retention Agreements may be delayed for six months if the participant is a “specified employee” pursuant to Section 409A of the Code at the time of his or her separation from service with us.
Potential Payments Upon Termination or Change in Control Table
The table below summarizes the payments and benefits available to each NEO under various termination scenarios, assuming the separation from service was on December 31, 2024.

Name and Termination Scenario	Cash Severance ($)(1)	Bonus Amounts ($)(2)	Equity Awards ($)(3)	Benefits ($)(4)	Total Payout ($)
Rajeev K. Goel Qualifying Termination CIC Qualifying Termination	915,000	659,000	3,602,561	47,644	5,224,205
	915,000	1,647,500	6,623,721	57,173	9,243,394
Amar K. Goel Qualifying Termination CIC Qualifying Termination	200,000	144,000	—	37,475	381,475
	200,000	288,000	1,284,288	46,844	1,819,132
Steven Pantelick Qualifying Termination CIC Qualifying Termination	526,000	368,000	—	36,519	930,519
	526,000	736,000	3,343,650	45,648	4,651,298
Mukul Kumar Qualifying Termination CIC Qualifying Termination	283,000	184,000	—	6,702	473,702
	283,000	368,000	1,497,455	8,377	2,156,832
Paulina Klimenko Qualifying Termination CIC Qualifying Termination	432,000	302,000	—	3,033	737,033
	432,000	604,000	2,322,004	3,791	3,361,795

(1)	The cash severance amount included in the table above is equal to 18 months’ base salary (in the case of Rajeev K. Goel) and 12 months’ base salary (in the case of the Tier 1 Participants).

(2)
The bonus amounts included in the table above for a qualifying termination are equal to a pro-rata bonus amount (which is equal to the NEO’s full target bonus amount for 2024); the bonus amount included in the table above for a CIC qualifying termination is equal to (x) 150% of the target bonus amount (for Rajeev K. Goel) and 100% of the target bonus amount (for all Tier 1 Participants) plus (y) a pro-rata bonus amount (which is equal to the NEO’s full target bonus amount for 2024).

(3)
The equity awards amounts included in the table above reflect (x) in the case of Rajeev K. Goel, (i) the value of his unvested equity awards that would vest in the event of a Qualifying Termination, which is equal to 12 months’ accelerated vesting for outstanding unvested awards (other than any performance-based equity awards) as of December 31, 2024, and (ii) the value of his unvested equity awards that would vest in the event of a CIC Qualifying Termination, which is equal to the value of all outstanding unvested equity awards as of December 31, 2024 (other than any performance-based equity awards); and (y) in the case of all other NEOs, the value of 12 months’ accelerated vesting for outstanding unvested equity awards (other than any performance-based equity awards) as of December 31, 2024 in the event of a CIC Qualifying Termination. Other than Rajeev K. Goel, our NEOs are not entitled to accelerated vesting in the event of a Qualifying Termination.

(4)
Rajeev K. Goel is entitled to continued coverage under our health, dental and vision plans for 15 months following a qualifying termination and for 18 months following a CIC qualifying termination and Tier 1 Participants are entitled to continued coverage for 12 months following a qualifying termination and 15 months following a CIC qualifying termination. Amount represents the estimated value of such continued coverage as of December 31, 2024, as based on actual 2024 premiums.

CEO Pay Ratio Disclosure
Pursuant to the Exchange Act, we are required to disclose the ratio of the total annual compensation of our CEO, Rajeev K. Goel to the median of the total annual compensation of all of our employees (excluding our CEO). Once the median employee was identified based on the methodology described below, we calculated the median employee’s annual total compensation in accordance with the requirements of the Summary Compensation Table. Our median employee’s annual total compensation for 2024 was $54,878. This figure reflects, in part, the global nature of our employee base: as of December 31, 2024, 730 of our 1,049 employees were located in countries outside of the United States. Our CEO’s annual total compensation for 2024 was $9,165,522 as reported in the 2024 Summary Compensation Table and which, as discussed above, reflects industry trends and executive compensation levels from our peer companies. Therefore, our CEO to median employee pay ratio was 167:1 for 2024. We believe this ratio is a reasonable estimate calculated in a manner consistent with SEC rules.
In determining the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all our employees (excluding the CEO), we selected December 31, 2024 as the determination date for identifying the median employee for purposes of this disclosure. We selected annual total direct compensation as our consistently applied compensation measure, which we calculated as cash compensation from base wages and actual bonuses. We believe total cash compensation for all employees is an appropriate measure because we do not distribute annual equity awards to all employees. Compensation was annualized for our employees who were hired in 2024 and for employees on an unpaid leave of absence in 2024. Compensation for international employees was converted to U.S. dollar equivalents using a year-end exchange rate and no cost of living adjustments were made.
This information is being provided for compliance purposes. Neither the Compensation Committee nor management used the pay ratio measure in making compensation decisions.

Pay Versus Performance Disclosure
In accordance with Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and Item 402(v) of Regulation S-K, we are providing the following disclosure regarding the relationship between executive compensation actually paid to our principal executive officer (“PEO”) and Non-PEO NEOs and certain Company financial performance for the fiscal years listed below. The Compensation Committee did not consider the pay versus performance disclosure in making its pay decision for any of the fiscal years shown. For further information concerning the Company pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “Executive Compensation – Compensation Discussion and Analysis.”
The following table summarizes the executive compensation included in the summary compensation table for the Company’s PEO and the other NEOs, the executive compensation actually paid to the Company’s PEO and other NEO’s (as determined pursuant to SEC disclosure rules) and certain financial performance measures of the Company and its peer group for the fiscal years ended December 31, 2024, 2023, 2022, 2021, and 2020 (each a “Covered Year”).

Year(1)	Summary Compensation Table (“SCT”) Total for PEO(2) (a)	Compensation Actually Paid to PEO(3)	Average Summary Compensation Table Total for Non-PEO NEOs(2) (b)	Average Compensation Actually Paid to Non-PEO NEOs(3)	Value of Initial Fixed $100 Investment Based On(4)		Net Income (in millions)	Revenue (in millions)(5)
					Total Shareholder Return	Peer Group Total Shareholder Return
2024	$9,165,522	$11,453,669	$2,873,862	$2,898,143	$50	$176	$13	$291
2023	$10,271,412	$13,184,909	$3,427,113	$4,310,070	$55	$140	$9	$267
2022	$7,444,082	($4,325,656)	$2,430,191	($610,944)	$43	$86	$29	$256
2021	$8,609,029	$13,606,543	$3,012,452	$4,317,545	$116	$137	$57	$227
2020	$3,747,014	$20,493,522	$1,205,744	$5,994,094	$100	$100	$27	$149

(1)
Rajeev Goel served as the Company’s principal executive officer (“PEO”) for the entirety of fiscal years 2020, 2021, 2022, 2023, and 2024. For fiscal years 2024 and 2023, the Company’s non-PEO NEOs were Amar Goel, Steven Pantelick, Paulina Klimenko, and Mukul Kumar. Mukul Kumar was also a non-PEO NEO in fiscal years 2021 and 2022. The Company’s other non-PEO NEOs for fiscal years 2020, 2021 and 2022 were Amar Goel, Steven Pantelick and Jeffrey Hirsch.

(2)
Amounts reported in these columns represent (i) the total compensation reported in the Summary Compensation Table for the applicable year for our PEO and (ii) the average of the total compensation reported in the Summary Compensation Table for the applicable year for our non-PEO NEOs.

(3)
Amounts reported in these columns represent (i) the compensation actually paid to the PEO, based on his total compensation reported in the Summary Compensation Table for the indicated fiscal years and adjusted as shown in the table below and (ii) the compensation actually paid to our non-PEO NEOs, based on their total compensation reported in the Summary Compensation Table for the indicated fiscal years and adjusted as shown in the table below.

(4)
The Peer Group Total Shareholder Return (“TSR”) set forth in this table is based on Nasdaq US Benchmark Software & Computer Services Total Return Index. The comparison assumes $100 was invested for the period starting December 8, 2020, the first day the Company’s common stock began trading on the Nasdaq, through the end of the listed year in the Company and in Nasdaq US Benchmark software & Computer Services Total Return Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.

(5)
The Company’s Revenue is a key driver of the Company’s performance and stockholder value creation and Revenue achievement was one of two factors under our Bonus Plan for calendar year 2024 (the other being Adjusted Pre-Tax Net Income).

For each Covered Year, in determining the Compensation Actually Paid to our PEO and the average Compensation Actually Paid to our other NEOs, we deducted and added back the following amounts from the total amounts of compensation reported in columns (a) and (b) for each Covered Year. Note that the dollar amounts shown in this table do not reflect the actual amount of compensation earned by or paid to our PEO or other NEOs during the applicable years.

	2024
	PEO	Average Other NEOs
Total Compensation, as reported in the “Summary Compensation Table” for the indicated fiscal year	$9,165,522	$2,873,862
Minus Aggregate grant date fair value of the stock awards and option awards granted during the indicated fiscal year. Amounts shown are the amounts reported in the Summary Compensation Table	($7,791,257)	($2,224,264)
Plus: Fair Value at Fiscal Year End of Outstanding and Unvested Equity Awards Granted in the Fiscal Year	$7,769,877	$1,813,300
Plus (Minus) Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Fiscal Years	($932,342)	($307,247)
Plus Fair Value at Vesting of Equity Awards Granted and Vested in the Fiscal Year	$2,824,351	$616,303
Plus (Minus) Change in Fair Value as of the Vesting Date of Equity Awards Granted in Prior Fiscal Years that Vested in the Fiscal Year	$417,518	$126,189
Minus Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Fiscal Year	$0	$0
Plus Value of Dividends or Other Earnings Paid on Unvested Awards not Otherwise Reflected in Fair Values	$0	$0
Compensation Actually Paid	$11,453,669	$2,898,143

For purposes of the above adjustments, the fair value of equity awards on the applicable date were determined in accordance with FASB’s ASC Topic 718, using valuation methodologies that are generally consistent with those used to determine the grant-date fair value for accounting purposes.
The table below contains ranges of assumptions used in the valuation of outstanding equity awards for the relevant fiscal year(s). For more information, please see the notes to our financial statements in our Annual Report on Form 10-K and the footnotes to the Summary Compensation Table of this proxy statement.

Fiscal Year 2024
Stock Options
Expected Term (years)	0.5 - 7.0
Strike Price	$2.16 - $36.25
Volatility	68.3% - 78.8%
Dividend Yield	0%
Risk-Free Interest Rate	3.5% - 5.1%

“Compensation actually paid,” as required under SEC rules, reflects cash compensation actually paid as well as adjusted values to unvested and vested equity awards during the years shown in the table based on year-end stock prices, various accounting valuation assumptions, and projected performance modifiers but does not reflect actual amounts paid out for those awards which can only be determined upon the ultimate sale of the stock underlying such awards. “Compensation actually paid” generally fluctuates due to stock price achievement and varying levels of projected and actual achievement of performance goals. The Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year. For a discussion of how our Compensation Committee assessed “pay-for-performance” and how our executive compensation program is designed to link executive compensation with the achievement of our financial and strategic objectives as well as stockholder value creation each year, see “Compensation Discussion and Analysis” in this proxy statement.
The charts below display the relationship between “compensation actually paid” to our PEO and other NEOs in each of fiscal years 2024, 2023, 2022, 2021, and 2020 and (1) total shareholder return for both our common stock and the Nasdaq US Benchmark software & Computer Services Total Return Index (2) our revenue, and (3) our net income.

CAP vs. TSR
$176.4
$137.3
$140.0
$100.0
$115.6
$20.5M
$85.9
$55.4
$49.9
$13.6M
$13.2M
$43.5
$11.5M
$6.0M
$4.3M
$4.3M
$2.9M
($0.6M)
($4.3M)
2020
2021
2022
2023
2024
Compensation Actually Paid (CEO)
Avg. Compensation Actually Paid (Non-CEO NEO)
Company TSR
Peer Group TSR

CAP vs. Revenue
$291.3M
$256.4M
$267.0M
$226.9M
$148.7M
$20.5M
$13.6M
$13.2M
$11.5M
$6.0M
$4.3M
$4.3M
$2.9M
($0.6M)
($4.3M)
2020
2021
2022
2023
2024
Compensation Actually Paid (CEO)
Avg. Compensation Actually Paid (Non-CEO NEO)
Revenue (millions)

Tabular List of Most Important Financial Performance Measures
The following table presents what we believe are the most important financial measures we used to link executive pay for our PEO and other NEOs for 2024 to our performance and are the sole performance measures utilized under our Bonus Plan. The measures included in this list are not ranked.

Performance Measure	Type of Performance Disclosure
Revenue	Financial
Adjusted Pre-Tax Net Income	Financial

All information provided above under the “Item 402(v) Pay Versus Performance” heading will not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent the Company specifically incorporates such information by reference.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information about our common stock that may be issued under our equity compensation plans as of December 31, 2024:

Plan Category	Class of Common Stock	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#) (a)(2)(3)	Weighted-average exercise price of outstanding options, warrants and rights ($) (b)(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)(2)(4) (c)
Equity compensation plans approved by stockholders	Class A	3,740,415	10.68	7,278,924
	Class B	4,152,691	10.68	—
Equity compensation plans not approved by stockholders	Class A	—	—	—
	Class B	—	—	—
Total	Class A and Class B	7,893,106	10.68	7,278,924

(1)
The weighted-average exercise price is calculated based solely on outstanding stock options. It does not reflect the shares that will be issued in connection with the settlement of RSUs, since RSUs have no exercise price.

(2)	Includes the 2020 Plan.
(3)	Includes the 2017 Plan and the 2006 Plan.
(4)
Consists of 1,779,811 shares of Class A common stock available under the 2020 ESPP and 5,499,113 shares of Class A common stock available under the 2020 Plan. There are no shares of common stock available for issuance under our 2017 Plan or 2006 Plan, but these plans continue to govern the terms of options and granted thereunder. Any shares of Class B common stock that are subject to outstanding awards under the 2017 Plan and the 2006 Plan that are issuable upon the exercise of stock options that expire or become unexercisable for any reason without having been exercised in full will generally be available for future grant and issuance as shares of Class A common stock under our 2020 Plan. In addition, the number of shares reserved for issuance under our 2020 Plan increased automatically by 2,405,046 on January 1, 2025 and will increase automatically on the first day of January of each of 2026 through 2030 by the number of shares equal to 5% of the total issued and outstanding shares of our common stock as of the immediately preceding December 31 or a lower number approved by our Board of Directors. The number of shares reserved for issuance under our 2020 ESPP increased automatically by 481,009 on January 1, 2025 and will increase automatically on the first day of January of each year during the term of the 2020 ESPP by the number of shares equal to 1% of the total outstanding shares of our common stock as of the immediately preceding December 31 or a lower number approved by our Board of Directors or the Compensation Committee. These increases are not reflected in the table above.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
The information contained in the following report of the Compensation Committee is not considered to be “soliciting material” and shall not be deemed to be “filed” or incorporated by reference in any past or future filing by us under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, unless and only to the extent that we specifically incorporate it by reference.
The Compensation Committee has reviewed and discussed the section captioned “Compensation Discussion and Analysis” with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that this “Compensation Discussion and Analysis” section be included in our 2024 Annual Report and this proxy statement.
Submitted by the Compensation Committee
Nick Mehta, Chair
Susan Daimler

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS
From January 1, 2024 to the present, there have been no transactions other than the ones described below, and there are currently no proposed transactions, in which the amount involved exceeds $120,000 to which we or any of our subsidiaries was (or is to be) a party and in which any director, director nominee, executive officer, holder of more than 5% of our common stock, or any immediate family member of or person sharing the household with any of these individuals, had (or will have) a direct or indirect material interest, except for payments set forth under “Information About the Board of Directors and Corporate Governance” and “Executive Compensation” above.
Policies and Procedures for Related-Party Transactions
Our Board of Directors has adopted a written related person transactions policy. Under this policy, our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of our common stock, and any members of the immediate family of and any entity affiliated with any of the foregoing persons, are not permitted to enter into a material related person transaction with us without the review and approval of our Audit Committee, or our Nominating and Corporate Governance Committee in the event it is inappropriate for our Audit Committee to review such transaction due to a conflict of interest. The policy provides that any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of our common stock or with any of their immediate family members or affiliates in which the amount involved exceeds $120,000 will be presented to our Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, our Audit Committee will consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to, the related party’s relationship to the Company and interest in the transaction and the potential impact on a director’s independence if the related party is a director.
Indemnification Agreements
We have entered or will enter into indemnification agreements with each of our directors and executive officers. The indemnification agreements and our bylaws will require us to indemnify our directors to the fullest extent not prohibited by Delaware General Corporation Law. Subject to very limited exceptions, our bylaws also require us to advance expenses incurred by our directors and officers.

ADDITIONAL INFORMATION
Stockholder Proposals to be Presented at Next Annual Meeting
Our bylaws provide that for stockholder nominations to our Board of Directors or other proposals to be considered at an annual meeting of stockholders, the stockholder must give timely notice thereof in writing to the Corporate Secretary at PubMatic, Inc., 601 Marshall St., Redwood City, California 94063, Attention: Corporate Secretary.
To be timely for our 2026 annual meeting of stockholders (the “2026 Annual Meeting”), a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at our principal executive offices not earlier than 5:00 p.m. Eastern Time on January 30, 2026 and not later than 5:00 p.m. Eastern Time on March 1, 2026. A stockholder’s notice to the Corporate Secretary must set forth, as to each matter the stockholder proposes to bring before the 2026 Annual Meeting, the information required by applicable law and our bylaws.
Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at our 2026 Annual Meeting must be received by us not later than December 18, 2025 in order to be considered for inclusion in our proxy materials for that meeting.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires that our directors, executive officers, and persons who beneficially own more than 10% of our common stock, file reports on Forms 3, 4 and 5 with the SEC concerning their ownership of, and transactions in, our common stock.
Based solely upon a review of the reports filed with the SEC, or written representations from reporting persons, we believe that during the fiscal year ended December 31, 2024, all Section 16(a) filing requirements were satisfied on a timely basis, with the exception of Rajeev Goel, Amar Goel, Mukul Kumar, and Paulina Klimenko, who failed to timely file a Form 4 by January 30, 2024 with respect to two transactions for each of those individuals. Additionally, Rajeev Goel failed to timely file a Form 5 by June 3, 2022 with respect to four transactions.
Available Information
We will mail to any stockholder, without charge, upon written request, a copy of our Annual Report on Form 10-K for the year ended December 31, 2024, including the financial statements and list of exhibits, and any exhibit specifically requested. Requests should be sent to:
PubMatic, Inc.
601 Marshall St.
Redwood City, California 94063
Attention: Investor Relations
The Annual Report on Form 10-K is also available on the Investor Relations section of our website, which is located at https://investors.pubmatic.com. Please help us reduce the impact on the environment and reduce our administrative costs by taking advantage of this method of obtaining our Annual Report on Form 10-K.

OTHER MATTERS
Our Board of Directors does not presently intend to bring any other business before the Annual Meeting and so far as is known to our Board of Directors, no matters are to be brought before the Annual Meeting except as specified in the notice of the Annual Meeting. As to any business that may arise and properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the best judgment of the persons voting such proxies.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING,
THE PROXY MATERIALS AND VOTING AT THE ANNUAL MEETING
What matters will be voted on at the Annual Meeting?
The following items will be voted on at the Annual Meeting:
(1)
the election of eight directors, each to serve until the 2026 annual meeting of stockholders and until his or her successor has been elected and qualified or until his or her earlier death, resignation, or removal;

(2)	the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025;
(3)	the approval, on a non-binding advisory basis, of the compensation paid to our named executive officers; and
(4)	any other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.
How does the Board of Directors recommend that I vote on these proposals?
Our Board of Directors recommends that you vote:
(1)
“FOR” the election of each of the directors named in this proxy statement (“Proposal No. 1”), each to serve until the 2026 annual meeting of stockholders and until his or her successor has been elected and qualified or until his or her earlier death, resignation, or removal;

(2)	“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025 (“Proposal No. 2”); and
(3)	“FOR” the approval, on a non-binding advisory basis, of the compensation paid to our named executive officers, as disclosed in this proxy statement (“Proposal No. 3”).
If any other items of business or other matters are properly brought before the Annual Meeting and you have not given us prior instruction on how to vote your shares, your proxy gives authority to the persons named on the proxy card to vote those shares with respect to those items of business or other matters. The persons named on the proxy card intend to vote the proxy in accordance with their best judgment. Our Board of Directors does not intend to bring any other matters to be voted on at the Annual Meeting.
We are not currently aware of any other matters that may properly be presented by others for action at the Annual Meeting. None of our directors or Named Executive Officers have any substantial interest in any matter to be acted upon, other than, with respect to our directors, Proposal 1, and, with respect to our Named Executive Officers, Proposal 3.
Why are you holding a virtual Annual Meeting?
Our Annual Meeting will be held solely in a virtual format, which will be conducted via a live video webcast. We chose the virtual format to facilitate stockholder participation by enabling stockholders to participate fully and equally from any location around the world, at no cost other than costs associated with your Internet access. A virtual Annual Meeting makes it possible for more stockholders to have quick and direct access to information, while saving the Company and our stockholders time and money.
What is a proxy?
Our Board of Directors is soliciting proxies for use at the Annual Meeting. A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy, that designation also is called a “proxy” or, if in a written document, a “proxy card.” Rajeev K. Goel, Steven Pantelick, and Andrew Woods have been designated by the Company as proxies for the Annual Meeting.
Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?
Under rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report, to our stockholders primarily via the Internet, instead of mailing printed copies to each stockholder. The Notice containing instructions on how to access our proxy materials is first being mailed on or about April 17, 2025 to all stockholders entitled to vote at the Annual Meeting. The Notice also provides instructions on how to vote and includes instructions on how to receive paper copies of the proxy materials by mail, or an electronic copy of the proxy materials by email. If you would prefer to receive printed proxy materials, please follow the instructions included in the Notice. Choosing to receive your future proxy materials by email will reduce the impact of our annual meetings of stockholders on the environment and lower the costs of printing and distributing our proxy materials. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.
What is the record date?
Only holders of record of our common stock at the close of business on April 3, 2025 (the “Record Date”) will be entitled to vote at the meeting. At the close of business on the Record Date, we had 40,066,926 shares of Class A common stock outstanding and entitled to vote and 8,275,316 shares of Class B common stock outstanding and entitled to vote. No shares of preferred stock were outstanding as of such date. Our Class A common stock and Class B common stock are collectively referred to in this proxy statement as our “common stock.”
How many votes do I get?
Our Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement for which your vote is being solicited. Each share of Class A common stock is entitled to one vote on each proposal and each share of Class B common stock is entitled to ten votes on each proposal.
Who is entitled to vote?
Stockholder of Record: Shares Registered in Your Name. If, on the Record Date, your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are considered the “stockholder of record” with respect to those shares. As a stockholder of record, you may vote at the meeting, or vote in advance through the Internet or by telephone, or if you request to receive paper proxy materials by mail, by filling out and returning the proxy card.
Beneficial Owner: Shares Registered in the Name of a Broker or Nominee. If, on the Record Date, your shares were held in an account with a brokerage firm, bank, or other nominee, then you are considered to be the “beneficial owner” of the shares held in street name. As a beneficial owner, you have the right to direct your broker on how to vote the shares held in your account by following the voting instructions that your nominee provides. Because the brokerage firm, bank or other nominee that holds your shares is the stockholder of record, if you wish to attend the Annual Meeting and vote your shares, you must obtain a valid proxy from the firm that holds your shares giving you the right to vote the shares at the Annual Meeting.
How many votes are needed for the approval of each proposal?
The following table sets forth the voting requirement with respect to each of the proposals:

Proposal No. 1 - Election of Directors
Each director will be elected by a plurality of the votes cast in person or by proxy at the Annual Meeting. This means that the eight individuals nominated for election to the Board of Directors at the Annual Meeting receiving the highest number of “FOR” votes will be elected. You may either vote “FOR” one, two, three, four, five, six, seven or all eight of the nominees or “WITHHOLD” your vote with respect to one, two, three, four, five, six, seven or all eight of the nominees. You may not cumulate votes in the election of directors. Any shares not voted “FOR” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. Withheld votes and broker non-votes will have no effect on the outcome of this proposal.

Proposal No. 2 - Ratification of appointment of independent registered public accounting firm
Approval of the ratification of the appointment of our independent registered public accounting firm will be obtained if the holders of a majority of the votes cast at the meeting vote “FOR” the proposal. Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “AGAINST” this proposal. Broker non-votes will have no effect on the outcome of this proposal.

Proposal No. 3 - Non-binding advisory vote to approve the compensation paid to the Company’s named executive officers
To be approved by our stockholders, if the number of votes cast “FOR” the proposal at the Annual Meeting exceeds the number of votes “AGAINST” the proposal. Brokers will not have discretionary voting authority with respect to shares held in street name for their clients. Withheld votes or broker non-votes will not affect the outcome of the vote.

How many shares must be present to hold the Annual Meeting?
The holders of a majority of the voting power of the shares of stock entitled to vote at the Annual Meeting as of the Record Date must be present or represented by proxy at the Annual Meeting in order to hold the meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the Annual Meeting if you are present and vote online at the virtual meeting or if you have properly submitted a proxy. If a quorum is not obtained, the chairperson of the Annual Meeting or the holders of a majority of the shares of common stock present at the Annual Meeting may adjourn the Annual Meeting to a later date.
How do I vote?
Stockholders of Record: Shares Registered in Your Name. If you are a stockholder of record, you may vote in one of the following ways:
•
You may vote online at the Annual Meeting website. If you plan to attend the virtual Annual Meeting, you may vote online at the virtual Annual Meeting by visiting www.virtualshareholdermeeting.com/PUBM2025. You will need your 16-digit control number to join the Annual Meeting.

•
You may vote by telephone or over the Internet. To vote by telephone or over the Internet, follow the instructions provided in the Notice or proxy card. If you vote by telephone or over the Internet, you do not need to return a proxy card by mail.

•	You may vote by mail. If you request or receive a paper proxy card, simply complete, sign and date the proxy card and return it as soon as possible before the Annual Meeting in the envelope provided.
Votes submitted through the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on May 29, 2025. Submitting your proxy, whether by telephone, through the Internet, or by mail if you requested or received a paper proxy card, will not affect your right to vote online should you decide to attend the Annual Meeting.
Beneficial Owner: Shares Registered in the Name of a Broker or Nominee. If you are not the stockholder of record (as described above in the question “Who is entitled to vote?”), you must follow the voting instructions provided by your nominee to instruct your nominee how to vote your shares. The availability of Internet and telephone voting options will depend on the voting process of your brokerage firm, bank, or other nominee. As discussed above, you may vote your shares online at the Annual Meeting only by following the instructions from your brokerage firm, bank, or other nominee.

What if a stockholder does not provide a proxy or the proxy is returned without specifying choices on the proposals?
You should specify your choice for each proposal to be voted upon at the Annual Meeting. If no proxy is returned or if a proxy is signed and returned but no specific instructions are given on one or more of the proposals to be voted upon at that Annual Meeting, proxies will be voted in accordance with applicable rules, laws and regulations as follows:
Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record and you do not return a proxy, your shares will not be voted at our Annual Meeting and your shares will not be counted for purposes of determining whether a quorum exists for the Annual Meeting. If you do return a proxy via the Internet, telephone or mail, but you fail to specify how your shares should be voted on one or more proposals to be voted upon at the Annual Meeting, then to the extent you did not specify a choice, your shares will be voted: (i) “FOR” Proposal No. 1 for the election of all of the director nominees, (ii) “FOR” Proposal No. 2 ratifying the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025, and (iii) “FOR” Proposal No. 3, on a non-binding advisory basis, the approval of the compensation of the Company’s named executive officers, as disclosed in this proxy statement, on a non-binding advisory basis.
Beneficial Owner: Shares Registered in the Name of a Broker or Nominee. If you are a beneficial owner and (i) you do not provide your broker or other nominee who holds your shares with voting instructions, or (ii) you do provide a proxy card but you fail to specify your voting instructions on one or more of the issues to be voted upon at our Annual Meeting, under applicable rules, your broker or other nominee may exercise discretionary authority to vote your shares on routine proposals but may not vote your shares on non-routine proposals. The shares that cannot be voted by brokers and other nominees on non-routine matters but are represented at the meeting will be deemed present at our Annual Meeting for purposes of determining whether the necessary quorum exists to proceed with the Annual Meeting but will not be considered entitled to vote on the non-routine proposals. Under applicable rules, we believe Proposal No. 1 (election of directors) and Proposal No. 3 (non-binding advisory vote to approve the compensation of our named executive officers) are considered non-routine matters and as such, brokers or other nominees cannot vote on these proposals without instructions from beneficial owners. We believe Proposal No. 2 (ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm) is considered under applicable rules to be a routine matter for which brokerage firms may vote shares that are held in the name of brokerage firms and which are not voted by the applicable beneficial owners.
Can I revoke my proxy or change my vote?
Stockholder of Record: Shares Registered in Your Name. A stockholder of record who has given a proxy may revoke or change their proxy at any time before the closing of the polls by the inspector of elections at the Annual Meeting by:
•	delivering to our Corporate Secretary a written notice stating that the proxy is revoked;
•	signing, dating, and delivering a proxy bearing a later date;
•	voting again through the internet or by telephone; or
•	attending and voting online at the Annual Meeting (although attendance at the meeting will not, by itself, revoke a proxy).
Beneficial Owner: Shares Registered in the Name of a Broker or Nominee. If you are a beneficial owner, you must contact the brokerage firm, bank, or other nominee holding your shares and follow its instructions to change your vote or revoke your proxy.
Who is paying for the expenses of the solicitation?
We will pay the expenses associated with soliciting proxies. Following the original distribution and mailing of the solicitation materials, we or our agents may solicit proxies by mail, email, telephone, facsimile, by other similar means, or in person. Our directors, officers, and other employees, without additional compensation, may solicit proxies personally or in writing, by telephone, email or otherwise. Following the original distribution and mailing of the solicitation materials, we will request brokers, custodians, nominees, and other record holders to forward copies of those materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, we, upon the request of the record holders, will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials and/or vote through the Internet, you are responsible for any Internet access charges you may incur.
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
Some banks, brokers, and other nominee record holders may participate in the practice of “householding” our proxy materials and annual report, including the Notice. This means that only one copy of our annual report and proxy materials, including the Notice, as applicable, may have been sent to multiple stockholders in your household unless contrary instructions have been received from one or more of the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting their broker.
Upon written or oral request, we will undertake to promptly deliver a separate copy of the Notice and, if applicable, annual report and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice and, if applicable, annual report and other proxy materials, you may contact Broadridge Financial Services, Inc. (“Broadridge”) by:
•	Internet: www.ProxyVote.com
•	Telephone: 1-800-579-1639
•	Email: sendmaterial@proxyvote.com
Stockholders who hold shares of our common stock in street name may contact their brokerage firm, bank, broker-dealer, or other similar organization to request information about householding.
Any stockholders who share the same address and currently receive multiple copies of our Notice or annual report and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about “householding” or by calling Broadridge at (866) 540-7095 or writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.
Where can I find the voting results of the Annual Meeting?
Voting results will be tabulated and certified by the inspector of elections appointed for the Annual Meeting. We will announce preliminary voting results at the Annual Meeting. The final results will be tallied by the inspector of elections and filed with the SEC in a Current Report on Form 8-K within four business days of the Annual Meeting.

APPENDIX A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
This Proxy Statement includes references to adjusted pre-tax net income, which is a non-GAAP measure of financial performance.
This non-GAAP measure is not prepared in accordance with, and is not an alternative to, financial measures prepared in accordance with GAAP. There are material limitations associated with the use of non-GAAP financial measures as an analytical tool, and non-GAAP financial measures should not be considered in isolation or as substitutes for analysis of financial results as reported under GAAP. The non-GAAP financial measure may be different from non-GAAP financial measures used by other companies, limiting its usefulness for comparison purposes. We compensate for these limitations by providing specific information regarding the GAAP items excluded from the non-GAAP financial measure. A reconciliation of the non-GAAP measure to its most directly comparable GAAP financial measure has been provided in the financial statement table below, and stockholders are encouraged to review the reconciliation.
Reconciliation of GAAP Net Income to Non-GAAP Adjusted Pre-Tax Net Income

2024
Net income (loss) for Executive Bonus Plans	$9,429,000
Stock-based compensation (net)	$40,752,000
Adjustment for income taxes	$5,270,000
Adjusted Pre-Tax Net Income	$55,451,000

A-1

SCAN TO
VIEW MATERIALS & VOTE

PUBMATIC, INC.
601 MARSHALL ST.
REDWOOD CITY, CA 94063

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/PUBM2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V69385-P29400

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PUBMATIC, INC.

The Board of Directors recommends you vote FOR the following nominees:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Susan Daimler
02) Shelagh Glaser
03) Amar K. Goel
04) Rajeev K. Goel
05) Anton Hanebrink
06) Ramon Jones
07) Nick Mehta
08) Jacob Shulman

The Board of Directors recommends you vote FOR the following proposals:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V69386-P29400

PUBMATIC, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
May 30, 2025 9:00 a.m. Pacific Time

The undersigned hereby appoints Rajeev K. Goel, Steven Pantelick and Andrew Woods, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Pubmatic, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m. Pacific Time on May 30, 2025 at www.virtualshareholdermeeting.com/PUBM2025, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side